Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CAYSON ACQUISITION CORP,

MANGO FINANCIAL GROUP LIMITED,

NORTH WATER INVESTMENT GROUP HOLDINGS LIMITED

and

MANGO TEMP LIMITED

Dated as of July 11, 2025

i

3.23	Employee Benefits	24
3.24	Environmental Matters	24
3.25	Transactions with Related Persons	25
3.26	Insurance	25
3.27	Top Suppliers	26
3.28	Certain Business Practices	26
3.29	Investment Company Act	27
3.30	Brokers’ Fees	27
3.31	Financial Projections	27
3.32	MFG	27
3.33	Independent Investigation	27
3.34	No Other Representations	28

Article IV - REPRESENTATIONS AND WARRANTIES OF THE SPAC		28
4.1	Organization of the SPAC	28
4.2	Due Authorization	28
4.3	Authorized Share Capital and Other Matters	29
4.4	Governmental Consents	30
4.5	No Conflict	30
4.6	Internal Controls; Financial Statements	31
4.7	No Undisclosed Liabilities	32
4.8	Litigation and Proceedings	32
4.9	Tax Matters	32
4.10	Real Property; Personal Property	33
4.11	Intellectual Property	33
4.12	Employees; Employee Benefit Plans	34
4.13	Absence of Changes	34
4.14	Brokers’ Fees	34
4.15	SEC Filings	34
4.16	Trust Account	35
4.17	Investment Company Act; JOBS Act	35
4.18	Indebtedness	35
4.19	Stock Market Quotation	36
4.20	Business Activities	36
4.21	Independent Investigation	37
4.22	No Other Representations and Warranties	37

Article V – COVENANTS		37
5.1	Conduct of Business by the SPAC Pending the Merger	37
5.2	Conduct of the Company and the Business Pending the Merger	39
5.3	Tax Matters	42
5.4	Preparation of the SPAC Registration Statement and Proxy Statement; the SPAC Shareholders Meeting	43
5.5	Reasonable Efforts	45
5.6	Access to Information	45
5.7	Exclusivity	46
5.8	Public Announcements; Required Information	47

ii

5.9	Section 16 Matters	48
5.10	Control of Other Party’s Business	48
5.11	NASDAQ Listing	48
5.12	Takeover Statutes	48
5.13	Financial Information	49
5.14	Extension; Payment of Extension Fees	49
5.15	Equity Incentive Plan	50
5.16	Employment Agreements	50
5.17	PIPE Financing	50
5.18	Indemnification and Directors’ and Officers’ Insurance	50
5.19	Termination of Existing Registration Rights Agreements	51
5.20	Fees and Expenses	51
5.21	Insurance	52
5.22	Restructuring	52

Article VI – CONDITIONS TO THE MERGER		52
6.1	Conditions to the Obligations of the SPAC, the Company and Merger Sub to Effect the Merger	52
6.2	Additional Conditions to the Obligations of the Company and Merger Sub	53
6.3	Additional Conditions to the Obligations of the SPAC	54

Article VII – SURVIVAL AND INDEMNIFICATION		55
7.1	Survival	55
7.2	Indemnification	55
7.3	Limitations on Indemnification	56
7.4	Indemnification Proceedings	56
7.5	Indemnification Payments	57

Article VIII – TERMINATION		57
8.1	Termination	57
8.2	Effect of Termination	59

Article IX – MISCELLANEOUS		59
9.1	Trust Account	59
9.2	Waiver Against Trust Account	59
9.3	Governing Law; Jurisdiction	60
9.4	Notices	60
9.5	Headings	61
9.6	Entire Agreement	62
9.7	Amendments and Waivers	62
9.8	Assignment	62
9.9	Third Parties	62
9.10	Specific Performance	63
9.11	Severability	63
9.12	Counterparts	64
9.13	Construction of Certain Terms and References; Captions	65
9.14	Disclosure Schedules	65

Article X – DEFINITIONS		66
10.1	Definitions	66

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 11, 2025 by and among (i) Cayson Acquisition Corp, a Cayman Islands exempted company (the “SPAC”), (ii) Mango Financial Group Limited, a Cayman Islands exempted company (the “MFG”), (iii) North Water Investment Group Holdings Limited, a British Virgin Islands business company (“North Water”), and (iv) Mango Temp Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of the Company (“Merger Sub”). The “Company” shall mean, prior to the Restructuring (as defined below), MFG and North Water, collectively, and after the Restructuring, MFG. Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties.” Certain capitalized terms used herein and not otherwise defined are defined in Article X hereof.

RECITALS

A.	MFG and North Water intend to undergo a restructuring (the “Restructuring”) whereby after approval of the Securities and Futures Commission of Hong Kong (the “SFC”), MFG will directly own one hundred percent (100%) of the issued equity securities of North Water, which in turn owns all of the equity interests of Mango Financial Limited, a Hong Kong limited company;

B.	The Company, through its wholly owned and Controlled subsidiaries, is in the business of providing financial services (the “Business”);

C.	The SPAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities;

D.	Merger Sub is a newly incorporated, direct, wholly-owned subsidiary of MFG and was formed for the sole purpose of effecting the Merger (as defined below);

E.	Subject to the terms and conditions set forth herein, the Parties desire and intend to effect a business combination transaction pursuant to which Merger Sub will merge with and into the SPAC, with the SPAC continuing as the surviving company (the “Merger”) and becoming a wholly-owned subsidiary of the Company;

F.	The board of directors of each of the Company, the SPAC and Merger Sub has (i) determined that the Merger and other transactions contemplated hereby are fair, advisable and in the best interests of their respective companies and shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein and (iii) determined to recommend to their respective shareholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;

G.	In accordance with the terms of this Agreement, the SPAC shall provide an opportunity to holders of the SPAC Ordinary Shares to have their outstanding shares redeemed on the terms and subject to the conditions set forth in this Agreement and the SPAC’s Governing Documents (as defined below) in connection with obtaining the SPAC Shareholder Approval (as defined below);

H.	The SPAC and the Company will use their reasonable best efforts to enter into subscription agreements, on terms mutually approved by the SPAC and the Company (as amended or modified from time to time, collectively, the “Subscription Agreements”), with certain investors procured and approved by the Parties (the “PIPE Investors”), pursuant to which, among other things, each PIPE Investor would agree to subscribe for and purchase from the SPAC immediately prior to the Closing (the “PIPE Closing Date”), and the SPAC would agree to issue and sell to each such PIPE Investor on the PIPE Closing Date, securities of the SPAC (the equity financing under all Subscription Agreements, collectively, hereinafter referred to as the “PIPE Financing” and the SPAC securities to be issued pursuant to the PIPE Financing, the “PIPE Securities”);

I.	Certain of the Shareholders have, or will prior to Closing, each enter into a Lock-Up Agreement with MFG, in substantially the form attached as Exhibit A hereto (the “Lock-Up Agreement”), which agreement will become effective as of the Closing;

J.	The Sponsors and certain Shareholders have, or will prior to Closing, enter into a registration rights agreement with MFG, in a form agreed to by the Parties, provided that such agreement will have customary terms and conditions including at least three (3) sets of demand registration rights and unlimited piggyback rights (the “Registration Rights Agreement”), which agreement will become effective as of the Closing; and

K.	For U.S. federal income tax purposes, it is intended that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants, and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I

CLOSING

1.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Transactions (the “Closing”) shall take place by electronic exchange of documents and signatures on the third (3rd) Business Day after all the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other date, time or place as the SPAC and the Company may agree in writing (the date and time at which the Closing is actually held being the “Closing Date”).

2

1.2 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered:

(i) to the Exchange Agent, the number of Company Class A Ordinary Shares to be paid in respect of the SPAC Ordinary Shares and SPAC Rights in accordance with Section 2.7(a), for further distribution to the SPAC Shareholders and Rightsholders;

(ii) a certificate signed by an authorized officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such authorized officer, the conditions specified in Section 6.3(a), (b), (c), (e), (f) and (g) have been satisfied (the “Company Condition Certificate”);

(iii) duly executed counterparts to each of the Transaction Documents to be entered into by the Company and Merger Sub, the Shareholders, or the Key Personnel;

(iv) copies of certified resolutions approved and actions taken by each of Company’s and Merger Sub’s directors and shareholders in connection with the approval of this Agreement and the Transactions;

(v) all other documents, instruments or certificates required to be delivered by the Company and Merger Sub at or prior to the Closing pursuant to Section 6.3; and

(vi) such other documents or certificates as shall be reasonably determined by the SPAC and its legal counsel to be required in order to consummate the Transactions.

(b) At the Closing, the SPAC will deliver or cause to be delivered:

(i) a certificate signed by an authorized officer of the SPAC, dated as of the Closing Date, certifying that, to the knowledge and belief of such authorized officer, the conditions specified in Section 6.2(a), (b), (c) and (e) have been satisfied (the “SPAC Condition Certificate”);

(ii) duly executed counterparts to each of the Transaction Documents to be entered into by the SPAC and the Sponsors, as applicable;

(iii) the written resignation letters of all of the directors and officers of the SPAC, in accordance with the provisions of Section 6.2(f)), effective as of the Effective Time;

(iv) copies of certified resolutions and actions taken by the SPAC Board and the SPAC Shareholders in connection with the approval of this Agreement and the Transactions;

(v) all other documents, instruments or certificates required to be delivered by the SPAC at or prior to the Closing pursuant to Section 6.2; and

3

(vi) such other documents or certificates as shall be reasonably determined by the Company and its legal counsel to be required in order to consummate the Transactions.

1.3 Earnout. Immediately prior to the Effective Time, the Company shall issue Four Million (4,000,000) Company Class A Ordinary Shares (the “Earnout Shares”) in the name of the Shareholders listed on Schedule 1.3 (the “Earnout Recipients”), which shall be deposited, or caused to be deposited, by the Company with the Escrow Agent, and shall be released (in whole or in part) to the Earnout Recipients contingent upon the achievement of the conditions set forth in Schedule 1.3 or to the Company for cancellation, in each case in accordance with the terms set forth in the Earnout Escrow Agreement (the “Earnout”).

1.4 Indemnification. Immediately prior to the Effective Time, 4,000,000 Company Class A Ordinary Shares to be held by the Shareholders on the Closing Date (the “Indemnification Shares”) shall be deposited with the Escrow Agent, which shall be held in escrow as security for the Shareholders’ indemnification obligations on behalf of the Company as further set forth in Article VII, to be released to the Shareholders or to the Company for cancellation, in each case in accordance with the terms of, and in the amounts to be set forth in, Article VII and the Indemnification Escrow Agreement. The Indemnification Escrow Agreement shall provide that on the date that is twenty-four (24) months from the Closing Date, the amount of Indemnification Shares that have not been used in or reserved for satisfaction of indemnification obligations as provided in Article VII be released to the Shareholders.

1.5 Compliance; Transfer or Assignment; Register of Members.  The Company shall ensure that any offers, sales, transfers, assignments or deliveries of Company Ordinary Shares prior to the Closing are effectuated in compliance with all applicable Laws, including applicable securities Law and all licensing conditions and requirements and reporting requirements applicable to MFL. The Company shall also use reasonable efforts to cause the Shareholders to not sell, transfer, assign or create encumbrances over their respective Company Ordinary Shares prior to the Closing without the prior written consent of the Company and the SPAC (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 1.5 shall prohibit a transfer or assignment by operation of Law, by will or the Laws of descent and distribution, to an Affiliate of such Shareholder or to another Shareholder of the Company and in such circumstance a deed of adherence to this Agreement shall be signed by the transferee, all the foregoing solely in accordance with applicable Law.

1.6 Company Governance Matters.

(a) The Parties shall use commercially reasonable efforts to ensure that the individuals listed on Schedule 1.6(a), as such schedule may be amended prior to the effective date of the Company Registration Statement (as defined below), are nominated and elected as directors of the Company with effect from the Effective Time. At the Effective Time, the board of directors of the Company shall consist of five (5) directors, three (3) of whom shall be designated by the Company, and of such three (3) at least one (1) of whom shall meet the independent director requirements under NASDAQ rules, and two (2) of whom shall be designated by the SPAC, both of whom shall meet the independent director requirements under NASDAQ rules. The officers of the Company as of immediately prior to the Effective Time shall continue as the officers of the Company.

4

(b) On the Closing Date, and subject to receipt of the required SPAC Shareholder Approval and the approval of the Company’s shareholders, the Company shall cause its memorandum and articles of association to be amended and restated in such form as shall be mutually agreed upon between the Company and the SPAC (the “A&R Memorandum and Articles of Association”).

Article II

THE MERGER

2.1 The Merger. Upon and subject to the terms and conditions set forth in this Agreement, at the Effective Time, and in accordance with the applicable provisions of the Cayman Companies Act, Merger Sub shall merge with and into the SPAC. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the SPAC shall continue as the surviving company of the Merger (the “Surviving Company”) under the Cayman Companies Act and become a wholly owned subsidiary of the Company. Prior to the Closing, the SPAC and Merger Sub shall execute a plan of merger (the “Plan of Merger”) and other documents required by the Cayman Companies Act (together with the Plan of Merger, the “Merger Documents”) in form and substance acceptable to the Parties, and the Parties shall cause the Merger to be consummated by the filing of the Merger Documents with the Cayman Registrar in accordance with the provisions of the Cayman Companies Act. The Merger shall become effective on the date that the Plan of Merger is registered by the Cayman Registrar in accordance with the Cayman Companies Act or such later time as specified in the Plan of Merger (the “Effective Time”). References herein to the “SPAC” with respect to the period from and after the Effective Time shall be deemed to be references to the Surviving Company.

2.2 Effect of the Merger.  At the Effective Time, the Merger shall take effect as provided in this Agreement, the Plan of Merger, and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, without further deed or act, all the rights, the property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of the SPAC and Merger Sub shall vest in the Surviving Company, and all the Contracts, Liabilities, claims and obligations of the SPAC and Merger Sub shall become the Contracts, Liabilities, claims and obligations of the Surviving Company, and the Surviving Company shall execute any agreements and shall take such further actions, as any Party may reasonably request to confirm that the Surviving Company shall observe and discharge all covenants, duties and obligations of the SPAC and Merger Sub set forth in this Agreement to be performed after the Effective Time.

5

2.3 Surviving Company Governance Matters. At the Effective Time, and without any further action on the part of the Merger Sub but subject to receipt of the required SPAC Shareholder Approval, the memorandum and articles of association of the Surviving Company (the “Surviving Company M&A”) will be amended and restated substantially in the form to be mutually agreed upon between the Company and SPAC, until thereafter amended or restated in accordance with its terms and as provided by Law.

2.4 Tax Treatment of the Merger. For U.S. federal income tax purposes, it is intended that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of the SPAC, Merger Sub and the Company is a party under Section 368(b) of the Code (the “Intended Tax Treatment”). It is intended that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 and each of the Parties shall prepare and file all Tax Returns on a basis consistent with the Intended Tax Treatment and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes unless otherwise required by applicable Law. Each of the Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify for the Intended Tax Treatment.

2.5 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and interest in, to and under, or possession of, all assets, property, rights and of Merger Sub and the SPAC, the officers and directors of Merger Sub and the SPAC shall be fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, provided that (i) such action is not inconsistent with this Agreement; (ii) the Surviving Company shall not be required to incur any material costs or expenses in connection with such actions; (iii) no such actions shall impose any new or additional liability, obligation or commitment on the Surviving Company that was not expressly assumed pursuant to Section 2.2; (iv) the Company shall provide all necessary cooperation and assistance, at its sole cost and expense, to facilitate such actions; and (v) nothing in this Section 2.5 shall require the Surviving Company or its officers or directors to take any action that would violate any applicable law, conflict with the Surviving Company M&A or adversely affect any rights or protections of the Surviving Company under this Agreement.

2.6 Merger Consideration; Effect of the Merger on Securities of the SPAC and Merger Sub.

(a) Conversion of SPAC Ordinary Shares, SPAC Rights and SPAC Units. At the Effective Time, by virtue of the Merger:

(i) Each SPAC Unit issued and outstanding immediately prior to the Effective Time will be automatically and mandatorily separated into its component parts and the holder thereof shall be deemed hold one (1) SPAC Ordinary Share and one (1) SPAC Right in accordance with the terms of the applicable SPAC Units (the “Units Separation”). The underlying SPAC Rights and SPAC Ordinary Shares held or deemed to be held following the Units Seapration shall then be converted in accordance with the application terms of this secion 2.6(a).

6

(ii) Each SPAC Right issued and outstanding immediately prior to the Effective Time (including those SPAC Rights as separated from the Units Separation) will be converted in accordance with their terms into the one-tenth (1/10) of one (1) SPAC Ordinary Share and will cease to exist and be cancelled (the “Rights Conversion”), provided that no fractional SPAC Ordinary Share will be issued in connection with the Rights Conversion such that if a holder of SPAC Rights would be entitled to receive a fractional SPAC Ordinary Share upon the Rights Conversion, the number of SPAC Ordinary Shares to be issued to such holder upon the Rights Conversion shall be rounded down to the nearest whole number of SPAC Ordinary Shares.

(iii) Each SPAC Ordinary Share issued and outstanding immediately prior to the Effective Time (including SPAC Ordinary Shares issued in the PIPE Financing and those SPAC Ordinary Shares as separated from the Units Separation and converted from the Rights Conversion but excluding Excluded Shares and Dissenting Shares, each as defined below), will be automatically cancelled and extinguished and converted into the right to receive one (1) Company Class A Ordinary Share, which shall be issued pursuant to Section 2.7(a).

(b) Treatment of Excluded Shares. At the Effective Time, all SPAC Ordinary Shares that are owned by the SPAC (as treasury shares or otherwise) or any of its direct or indirect Subsidiaries as of immediately prior to the Effective Time or that are subject to a SPAC Share Redemption (collectively, the “Excluded Shares”) shall be automatically canceled, surrendered (if applicable) and extinguished without any conversion or consideration delivered in exchange thereof (other than the right to receive payment of the redemption amount, in the case of the shares subject to a SPAC Share Redemption).

(c) No Issuance of Fractional Shares. No certificates or scrip representing fractional shares will be issued pursuant to the Merger, and instead any such fractional share that would otherwise be issued will be rounded down to the nearest whole share.

(d) Share Capital of Merger Sub. The one (1) Merger Sub Ordinary Share that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one (1) ordinary share of the Surviving Company (and such ordinary share of the Surviving Company into which the Merger Sub Ordinary Share is so converted shall constitute the only issued and outstanding share of the Surviving Company that is issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of the Merger Sub Ordinary Shares will, as of the Effective Time, evidence ownership of such ordinary share of the Surviving Company.

(e) Shares Issued Upon Cancellation of SPAC Ordinary Shares and SPAC Rights. All securities issued upon the surrender and cancellation of SPAC Ordinary Shares and SPAC Rights in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities; provided that any agreement providing for restrictions on the sale and transfer of such SPAC Ordinary Shares and SPAC Rights, including but not limited to any lock-up agreements, transfer restrictions, or other contractual limitations applicable to the original securities, shall also apply to the Merger Consideration so issued in exchange, to the extent provided in such agreement.

7

(f) Lost, Stolen or Destroyed Certificates. In the event any certificates for any SPAC Ordinary Shares or SPAC Rights have been lost, stolen or destroyed, the Company shall issue in exchange for such lost, stolen or destroyed certificates or securities as the case may be, upon delivery of an executed affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.6(a); provided, however, that the Company may, in its sole and exclusive discretion and as a condition precedent to the issuance thereof, additionally require the owner of such lost, stolen or destroyed certificates to deliver an executed deed of indemnity against any claim that may be made against it with respect to the certificates alleged to have been lost, stolen or destroyed.

(g) Treatment of Dissenting Shares. Each Dissenting Share issued and outstanding immediately prior to the Effective Time held by a Dissenting Shareholder shall be cancelled and cease to exist in accordance with Section 2.9 and shall thereafter represent only the right to be paid the fair value of such Dissenting Share as determined and such other rights arising pursuant to Section 238 of the Cayman Companies Act.

2.7 Issuance of Company Ordinary Shares.

(a) Exchange. At or substantially concurrently with the Effective Time, the Company shall issue and shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of issued and outstanding SPAC Units, SPAC Ordinary Shares and SPAC Rights, for exchange in accordance with this Section 2.7(a), the number of Company Class A Ordinary Shares representing the Merger Consideration. The Company shall provide irrevocable instructions to the Exchange Agent to distribute, immediately following the Effective Time, upon Units Separation and the cancellation of the corresponding SPAC Ordinary Shares and SPAC Rights, the number of Company Class A Ordinary Shares representing the Merger Consideration to be issued in exchange therefor.

(b) Distributions After the Effective Time. Subject to the following sentence, no dividends or other distributions declared after the Effective Time with respect to the Company Class A Ordinary Shares shall be paid with respect to any Company Class A Ordinary Shares that not delivered by the Exchange Agent to the record holder of such shares promptly after the Effective Time (it being understood that shares deposited with the Escrow Agent shall be deemed delivered hereunder), whether due to a legal impediment to such delivery or otherwise. Subject to the effect of abandoned property, escheat, Tax or other applicable Laws, following the delivery of any such previously undelivered Company Class A Ordinary Shares, there shall be paid to the record holder of such shares, without interest, at the time of delivery, to the extent not previously paid, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to each such Company Class A Ordinary Share.

8

(c) Tax Withholding. The SPAC, the Company, Merger Sub, and the Exchange Agent shall each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(d) No Liability. None of the Company, the SPAC, Merger Sub, the Exchange Agent or any other Person shall be liable for Company Class A Ordinary Shares (or dividends or distributions with respect thereto or with respect to the Company Ordinary Shares) or cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.8 Adjustments in Certain Circumstances. Without limiting the other provisions of this Agreement, if at any time during the period between the date hereof and the Effective Time, any change in the outstanding securities of the Company, the SPAC or Merger Sub shall occur (other than issuances of any securities of the Company, the SPAC or Merger Sub as expressly permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including a reverse share split), combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares, then the Outstanding Shares, the Earnout Shares, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be adjusted in a commercially reasonable manner to preserve the relative economic value intended for SPAC Shareholders to reflect such change; provided, however, that this sentence shall not be construed to permit the SPAC, Merger Sub or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement. No less than ten (10) Business Days’ notice shall be provided to the appropriate parties with respect to any change in the outstanding securities of the Company, the SPAC or Merger Sub proposed to be made effective (other than issuance of any securities of the Company, the SPAC or Merger Sub as permitted by this Agreement) at any time during the period between the date hereof and the Effective Time.

2.9 Appraisal Rights.

(a) Each SPAC Ordinary Share issued and outstanding immediately prior to the Effective Time (the “Dissenting Shares”) owned by holders of SPAC Ordinary Shares who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Section 238 of the Cayman Companies Act (the “Dissenting Shareholders”) shall thereafter represent the right to receive only the payment as may be determined to be due in accordance with the procedure set forth in the Cayman Companies Act with respect to the Dissenting Shares owned by such Dissenting Shareholder, and shall not be entitled to receive the Merger Consideration, unless and until such Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, dissent from the Merger pursuant to the Cayman Companies Act with respect to any Dissenting Shares. SPAC shall give the Company (i) to the extent reasonably practicable, prompt notice of any notices of objection, notices of dissent, written demands for appraisal, demands for fair value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by SPAC relating to any Dissenting Shareholder’s rights of dissent under the Cayman Companies Act and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Act. SPAC shall not, except with the prior written consent of the Company, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

9

(b) In the event that any written notices of objection to the Merger are served by any holders of SPAC Ordinary Shares pursuant section 238(2) of the Cayman Companies Act, (i) SPAC shall serve written notice of the authorization, the Plan of Merger and the Merger on such Dissenting Shareholders pursuant to Section 238(4) of the Cayman Companies Act (the “Authorization Notice”) within twenty (20) days of obtaining the SPAC Shareholder Approval; provided, that prior to serving any such notice, to the extent reasonably practicable, SPAC shall consult with the Company with respect to such notice and shall afford the Company a reasonable opportunity to comment thereon; and (ii) SPAC and the Company may elect to delay the Closing and the filing of the Merger Documents with the Cayman Registrar until at least twenty (20) days have elapsed since the date on which such the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Sections 6.1, 6.2 and 6.3.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB

Except as otherwise disclosed or identified in the Company Disclosure Schedule, each of the Company and Merger Sub hereby represents and warrants to the SPAC as follows:

3.1 Organization of the Company and Merger Sub.

(a) MFG is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, North Water is a business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands, and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was formed. The Company and its Subsidiaries, for the avoidance of doubt, including Merger Sub (collectively, the “Company Group”), have all requisite corporate power and authority necessary and required to own and operate the Company Group Assets and to carry on the Business as presently conducted. Each member of the Company Group is duly licensed or qualified to do business and is in good standing (or equivalent status as applicable) in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where failure to be so licensed or qualified and in good standing would not reasonably be expected to have a Company Material Adverse Effect nor impair any material Company Group Asset, nor invalidate any material Governmental Authorization or Company Permit, nor constitute a violation of any material Law, or nor prevent or materially delay the consummation of the Transactions. Schedule 3.1 lists all jurisdictions in which the Company Group is qualified to conduct business.

10

(b) Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub is a wholly-owned Subsidiary of the Company. The copies of the Governing Documents of Merger Sub which were previously furnished or made available to the SPAC are true and complete copies of such documents as in effect on the date of this Agreement.

3.2 Due Authorization. Each of the Company and Merger Sub has all requisite power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which it is or shall be a party, to carry out its obligations hereunder and thereunder, and to consummate the Transactions contemplated herein and therein. This Agreement and all Transaction Agreements to which the Company or Merger Sub is or shall be a party and the consummation of the Transactions (other than the authorization, filing and registration of the Articles of Merger, the change of directors of the Company in accordance with Section 1.6 (a) and the amendment and restatement of the Company’s memorandum and articles of association in accordance with Section 2.3) have been duly authorized by all necessary and proper action on the part of the Company and Merger Sub, including approval by the Shareholders of this Agreement, the Merger and the Transactions in accordance with the Governing Documents of the Company. Each of this Agreement and the Transaction Documents to which the Company or Merger Sub is or shall be a party has been or will be duly and validly executed and delivered by it and (assuming that this Agreement or such other applicable Transaction Documents to which the SPAC is or will be a party constitutes a legal, valid and binding obligation of the SPAC), constitutes or shall when executed and delivered constitute the legal, valid and binding obligation of the Company and Merger Sub (as applicable), enforceable against the Company and Merger Sub (as applicable) in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether considered in a proceeding at law or in equity) (collectively, the “Remedies Exception”).

3.3 Capitalization.

(a) (i) The authorized share capital of MFG is $50,000 divided into 500,000,000 Company Ordinary Shares, comprised of 400,000,000 Company Class A Ordinary Shares and 90,000,000 Company Class B Ordinary Shares, and 10,000,000 preference shares, of which 21,052,632 Company Class A Ordinary Shares are issued and outstanding as of the date hereof. All of the issued and outstanding Company Ordinary Shares have been duly authorized and validly issued in compliance with all applicable Laws and MFG’s Governing Documents, are fully paid and non-assessable, and are not subject to any preemptive rights and have not been issued in violation of any preemptive or similar rights of any Person or any contractual rights. As of the date hereof, all of the issued and outstanding Company Ordinary Shares are owned legally and beneficially by the Persons set forth on Schedule 3.3(a), as the same may be amended by the Company no later than one (1) Business Day prior to the Closing. Except for the Company Ordinary Shares, no other class in the share capital of MFG is or ever has been authorized or issued or outstanding.

11

(ii) The authorized share capital of North Water is $50,000 divided into 50,000 ordinary shares, of which 21,000 ordinary shares are issued and outstanding. Prior to the Restructuring, all the ordinary shares of North Water are held by the same Persons and in the same proportions as the Company Ordinary Shares. After the Restructuring, all the ordinary shares of North Water will be held by MFG. All of the issued and outstanding ordinary shares of North Water have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights and have not been issued in violation of any preemptive or similar rights of any Person. Except for the ordinary shares of North Water, no other class in the share capital of MFG is or ever has been authorized or issued or outstanding.

(b) Except as set forth on Schedule 3.3(b), there are no: (a) outstanding Company Share Rights; (b) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for or would require the purchase, issuance or sale of any share of MFG or North Water; (c) to the Knowledge of the Company, agreements with respect to any of the Company Ordinary Shares or the ordinary shares of North Water, including any voting trust, other voting agreement or proxy with respect thereto; or (d) disputes, controversies, demands or claims as to any Company Ordinary Shares or the ordinary shares of North Water.

(c) The Company Ordinary Shares comprising the Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase, option, call option, right of first refusal, preemptive right, subscription right, third party claim or any similar right under any provision of applicable Law, MFG’s Governing Documents, or any Contract to which MFG is a party or otherwise bound.

(d) The authorized share capital of Merger Sub is $50,000 divided into 50,000 Merger Sub Ordinary Shares, of which one (1) Merger Sub Ordinary Share is issued and outstanding and held by the Company as of the date hereof. All of the issued and outstanding Merger Sub Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights and have not been issued in violation of any preemptive or similar rights of any Person.

3.4 Charter Documents. Copies of the Governing Documents of the Company, Merger Sub and each other Company Group member have heretofore been made available to the SPAC, and such copies are true and complete copies of such Governing Documents in effect on the date hereof. No member of the Company Group has taken any action that conflicts with, is in violation or derogation of its Governing Documents or would reasonably be expected to impair the enforceability of any provision of its Governing Documents in any respect.

3.5 Corporate Records. The register of members or the equivalent documents of the Company Group are complete and accurate. The register of members or the equivalent documents and minute book records of the Company Group relating to all issuances and transfers of stock or shares by the Company Group, and all proceedings of their respective boards of directors, including committees thereof, and stockholders or shareholders of the Company Group since January 1, 2022, have been made available to the SPAC, and are true, correct and complete copies of the original register of members or the equivalent documents and minute book records of the Company Group.

12

3.6 Business Names. Schedule 3.6 is a complete and correct list of all names that currently are or, within two (2) years prior to the date of this Agreement have been, used by the Company Group, including names on any websites. Since January 1, 2022, none of the Company Group has used any name other than the names listed on Schedule 3.6 to conduct the Business.

3.7 Subsidiaries.  Schedule 3.7(a) sets forth the full legal name of each direct and indirect Subsidiary of the Company (other than Merger Sub), and with respect to each Subsidiary, its jurisdiction of incorporation or organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the identity of all record and beneficial owners thereof. Merger Sub was duly incorporated under the laws of the Cayman Islands and MFG is the record and beneficial owner of 100% of the equity interests of Merger Sub, free and clear of any liens, charges, encumbrances or third-party rights whatsoever, except for any restrictions contained in Merger Sub’s constitutional documents. Other than as set forth on Schedule 3.7(a), as the case may be, (i) all of the outstanding capital stock, share capital or equity interests of each Subsidiary of the Company are duly authorized and validly issued, fully paid, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Governing Documents); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) or transfer of the shares or other equity interests of any Subsidiary of the Company other than the Governing Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) except as set forth on Schedule 3.7(a), no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for the equity interests of the Subsidiaries listed on Schedule 3.7(a), the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, and the Company does not, directly or indirectly, otherwise Control, any Person; (vii) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) except as set forth on Schedule 3.7(a), there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.8 No Conflict. Subject to the receipt of the Consents set forth in Schedule 3.8, the execution and delivery by each of the Company and Merger Sub of this Agreement and the Transaction Documents to which it will or shall be a party and the consummation and performance by the Company Group of the Transactions do not and will not, (a) violate any provision of, or result in a conflict with or the breach of, any Law or Order binding upon or applicable to the Company Group, or by which any of the Company Group Assets is bound; (b) with or without lapse of time or the giving of notice or both, require a Consent or approval under, conflict with, result in a violation or breach of, or give to others any rights of amendment, suspension, revocation of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, amend, suspend, revoke, or cancel any Contract or Permit to which the Company Group is a party or by which any Company Group Assets are bound, or require any payment or reimbursement by the Company Group, or result in a loss of any benefit relating to the Business to which the Company Group is entitled, under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or by which any of the Company Ordinary Shares, or any of the Company Group’s Assets is or may be bound; (c) contravene or conflict with the organizational or constitutive documents of the Company Group; or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s Assets, except, in the case of each of clauses (a), (b) and (d), to the extent that such conflicts, breaches, defaults, Liens or other matters would not (i) materially and adversely affect the ability of the Company Group to carry out their obligations under, and to consummate and perform the transactions contemplated by, this Agreement and the Transaction Documents or (ii) reasonably be expected to have a Company Material Adverse Effect on the ability of the Company Group to conduct the Business.

13

3.9 Governmental Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by any member of the Company Group in connection with the execution or delivery or performance by each of the Company or Merger Sub of this Agreement or the Transaction Documents to which it is or shall be a party or the consummation by the Company and Merger Sub of the Transactions, except for or in compliance with (a) any Antitrust Laws; (b) the filing of the Merger Documents with, and the approval and registration of the Merger by, the Cayman Registrar; (c) the rules and regulations of NASDAQ; (d) the necessary filings with the Cayman Registrar in connection with the adoption of the A&R Memorandum and Articles of Association as required by the Cayman Companies Act; (e) any applicable requirements of state securities or “blue sky” Laws, the Securities Act and the Exchange Act; (f) Consents set forth on Schedule 3.8; and (g) any Consents the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole.

3.10 Litigation and Proceedings. Except as described on Schedule 3.10, there is no (a) Action of any nature currently pending or, to the Knowledge of the Company, threatened, and no such Action has been brought in the past three (3) years, or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years, in either case of (a) or (b) by or against any member of the Company Group, its current or former directors or officers (provided, that any litigation involving the directors or officers of a member of the Company Group must be related to the Company Group’s Assets or the Business), its equity securities, Company Group Assets or the Business.

3.11 Financial Statements.

(a) As used herein, the term “Company Financials” means the audited consolidated financial statements of the Company Group, consisting of the consolidated statements of financial position of the Company Group as of December 31, 2024 and December 31, 2023, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the fiscal years then ended. The Company Financials have been, and each of the Subsequent Period Financial Statements, when delivered by the Company will have been, (i) prepared from, and in accordance in all material respects, with, the books and records of the Company Group as of the times and for the periods referred to therein, and (ii) prepared in accordance with U.S. GAAP, consistently applied throughout and among the periods involved. The Company Financials, and each of the Subsequent Period Financial Statements, when delivered by the Company will, fairly present in all material respects the consolidated financial position of the Company Group as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company Group for the periods indicated (except that unaudited statements may exclude the footnote disclosures and other presentation items required for U.S. GAAP and may exclude normal and immaterial year-end adjustments). The Company Financials, and each of the Subsequent Period Financial Statements when included in the Registration Statement for filing with the U.S. Securities and Exchange Commission (the “SEC”) following the date of this Agreement, will comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC, in each case, as in effect as of the respective dates thereof. No member of the Company Group has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

14

(b) Each member of the Company Group maintains accurate books and records reflecting its assets and Liabilities in all material respects and maintains internal accounting controls designed to provide, in all material respects, reasonable assurance that (i) such member of the Company Group does not maintain any off-the-book accounts and that such member of the Company Group’s Assets are used only in accordance with such member of the Company Group’s management directives, (ii) transactions are executed with management’s authorization and (iii) transactions are recorded as necessary to permit preparation of the financial statements of such member of the Company Group and to account for such member of the Company Group’s Assets. To the Knowledge of the Company, no member of the Company Group has been subject to or involved in any fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any member of the Company Group. In the past two (2) years, no member of the Company Group or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies, or methods of any member of the Company Group or its internal accounting controls, including any written complaint, allegation, assertion or claim that any member of the Company Group has engaged in questionable accounting or auditing practices.

(c) Except as set forth on Schedule 3.11(c), as of the date of this Agreement, neither the Company nor, to the Knowledge of the Company, any independent auditor of the Company has identified or been made aware of any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, or any claim or allegation in writing regarding any of the foregoing. Except as set forth on Schedule 3.11(c), neither the Company nor, to the Knowledge of the Company, any independent auditor of the Company has identified or been made aware of any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation in writing regarding the foregoing.

3.12 Undisclosed Liabilities. There are no Liabilities of the Company Group of a type required to be reflected or reserved for on a consolidated balance sheet of the Company or in the notes thereto prepared in accordance with U.S. GAAP, except for (a) Liabilities reflected or reserved for in the Company Financials or disclosed in any notes thereto; (b) Liabilities that have arisen since the Balance Sheet Date in the ordinary course of the operations of the Business consistent with past practice; (c) Liabilities arising out of or in connection with this Agreement, the Transaction Documents and the Transactions; (d) Liabilities set forth in Schedule 3.12; or (e) Liabilities that, individually or in the aggregate, would not reasonably be expected to be material to the Company Group, taken as a whole.

15

3.13 Absence of Changes.  Except as set forth on Schedule 3.13, since the Balance Sheet Date, each Company Group has (a) conducted the Business only in the ordinary course of business consistent with past practice, (b) not been subject to a Company Material Adverse Effect, and (c) not taken any action that would be prohibited under Section 5.2(b) if taken after the date of this Agreement.

3.14 Compliance with Laws.  (a) Except for compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.24), compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 3.18) and as set forth on Schedule 3.14, no member of the Company Group is in violation of, or has violated within the last three (3) years, or has been notified in writing that it is under investigation or enforcement action with respect to, or has been threatened in writing to be charged with or given written notice of any violation or alleged violation of, any Law, or Order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, would not have a Company Material Adverse Effect on the Company Group, taken as a whole, and within the last three (3) years no member of the Company Group has received any subpoenas by any Governmental Authority. No member of the Company Group has received any oral or written inquiries, notifications, Orders or any other form of official correspondence from any Governmental Authority with respect to any actual or alleged non-compliance with applicable Laws, and each member of the Company Group has obtained all certificates, approvals, Permits, licenses, registration receipts and other similar authorizations which are necessary for the lawful operations of the business of such member of the Company Group as currently conducted, foreign exchange transactions as now being conducted in compliance with applicable Laws.

(b) In connection with its collection, storage, use, processing or disclosure of any information that constitutes Personal Information by or on behalf of any member of the Company Group, the Company Group is and has been in compliance in all material respects with (i) applicable Laws in effect as of the date of this Agreement (including, without limitation, Laws relating to privacy, personal data protection, use of data, data security, telephone and text message communications, and marketing by email or other channels) in applicable jurisdictions, (ii) the Company Group’s privacy policies and public written statements regarding the Company Group’s privacy or data security practices, and (iii) the requirements of any Contract, codes of conduct or industry standards by which any Company Group is bound. The Company Group maintains commercially reasonable security measures designed to protect all Personal Information owned, stored, used, processed, maintained, or controlled by or on behalf of the Company Group from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification or disclosure. To the Knowledge of the Company Group, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, processing, modification or disclosure of or access to Personal Information owned, stored, used, processed, maintained or controlled by or on behalf of the Company Group which require or required the Company Group to notify authorities, affected individuals or other parties of such occurrence or (y) unauthorized access to or disclosure of the Company Group’s confidential information or trade secrets.

16

3.15 Permits. Each member of the Company Group holds all Permits necessary to lawfully conduct the Business as presently conducted and to own, lease, construct and operate the Company Group Assets (collectively, the “Company Permits”), except for those required under Environmental Laws and Tax Laws (as to which certain representations and warranties are made pursuant to Section 3.18 and Section 3.24) and except for such Permits the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to the SPAC true, correct, and complete copies of all Company Permits, all of which (including their issuance dates, expiration terms and any material conditions or restrictions) are listed on Schedule 3.15. All of the Company Permits are valid, in full force and effect and no suspension, revocation, modification or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except as would not reasonably be expected to have a Company Material Adverse Effect. No member of the Company Group is in default or violation of the terms of any Company Permit, and no member of the Company Group has received any written notice of any Actions relating to the suspension, revocation, modification or cancellation of, or alleging noncompliance, investigation or enforcement action to, any Company Permit, except as would not reasonably be expected to have a Company Material Adverse Effect.

3.16 Material Contracts.

(a) Schedule 3.16(a) sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xv) below to which any member of the Company Group is a party or by which any member of the Company Group, or any of the Company Group Assets, are bound (each Contract required to be set forth on Schedule 3.16(a), other than a Company Benefit Plan, a “Company Material Contract”) and the Company has delivered to the SPAC, true, complete and correct copies of each:

(i) containing covenants that materially limit the ability of any member of the Company Group (A) (1) to compete in any line of business, with any Person or in any geographic area, (2) to sell or provide any service or product, or (3) to solicit any Person, other than in respect of customary non-disclosure agreements entered into by any member of the Company Group in the ordinary course of business or (B) to purchase or acquire an Interest in any other Person;

(ii) with any Governmental Authority to which the Company Group is a party;

(iii) providing for the formation of any joint venture, partnership or profit-sharing agreement or arrangement;

(iv) providing for the indemnification by a Company Group member of any Person or the assumption of any Tax, environmental or other Liability of any Person, in excess of $500,000, other than any such Contract for the purchase or sale of goods and services executed in the ordinary course of business;

17

(v) evidencing Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company Group having an outstanding principal amount in excess of $500,000;

(vi) entered into during the past two (2) years involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets, including real property, with an aggregate value in excess of $500,000 (other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, (B) in the ordinary course of business consistent with past practice or (C) between the members of the Company Group);

(vii) pursuant to which payments or receipts by any member of the Company Group under such Contract or Contracts, in the aggregate, whether absolute or contingent, has exceeded or may exceed $500,000 in the fiscal year ending December 31, 2024 or in any subsequent fiscal year;

(viii) with any Top Supplier, or Top Customer excluding any non-disclosure agreements, purchaser order forms, sales acknowledgement forms or similar agreements entered into in the ordinary course of business;

(ix) pursuant to which a Company Group member is required to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(x) between any member of the Company Group and any directors, officers or employees of a Company Group member (including, for the avoidance of doubt, the Key Personnel) or any Related Person and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(xi) that is a collective bargaining agreement or Contract with any Union to which the Company Group is a party;

(xii) obligating the Company Group to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(xiii) relating to a settlement entered into within three (3) years prior to the date of this Agreement or under which any member of the Company Group has outstanding obligations (other than customary confidentiality obligations) that would be reasonably likely to involve payments in excess of $500,000 after the date of this Agreement;

(xiv) relating to the development, ownership, licensing or use of any Intellectual Property by, to or from any member of the Company Group (the “Company IP Licenses”), other than (A) “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $75,000 per year, (B) employee or consultant invention assignment agreements entered into on a Company Group’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from or to suppliers, customers or distributors to any member of the Company Group entered into in the ordinary course of business, or (E) feedback and ordinary course trade name or logo rights that are not material to any member of the Company Group;

18

(xv) relating to the acquisition or sale by the Company Group of any Person or any business unit thereof, by merger, consolidation, transfer of stock, transfer of assets or otherwise, in each case, involving payments in excess of $500,000 and with respect to which there are any material ongoing obligations;

(xvi) granting any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company Group; or

(xvii) the termination of which would be otherwise material to the Company Group and not covered by clauses (i) through (xiv) above.

(b) No member of the Company Group is in breach of or default under the terms of any Company Material Contract and, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract, and no event has occurred or not occurred through any of the Company Group’s action or inaction or, to the Knowledge of the Company, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach of or default under the terms of any Company Material Contract, in each case, except as would not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect on the Company Group, taken as a whole. Each Company Material Contract (i) is a valid and binding obligation of the member of the Company Group that is party thereto and, to the Knowledge of the Company, of each other party thereto, and (ii) is in full force and effect, subject to the Remedies Exception, in each case, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect on the Company Group, taken as a whole. There are no, and within the last three (3) years there have not been, disputes pending or, to the Knowledge of the Company, threatened in writing with respect to any Company Material Contract, and the Company Group has not received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect on the Company Group, taken as a whole.

3.17 Intellectual Property.

(a) Schedule 3.17(a)(i) sets forth: (i) all Patents, Trademarks, Copyrights and Internet Assets and applications in each case for which a member of the Company Group is the owner, applicant or assignee of record as of the date hereof (“Company Registered IP”), specifying as to each item, as applicable: (A) the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all unregistered Trademarks. The Company Group owns, free and clear of all Liens (other than Permitted Liens), any and all Intellectual Property owned or purported to be owned, in whole or in part, by the Company Group, including the Company Registered IP (“Company IP”), and has valid and enforceable licenses to all other Intellectual Property that is material to the conduct of the Business as currently conducted. Except as set forth on Schedule 3.17(a)(iii), all Company Registered IP is owned exclusively by the applicable Company Group member without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

19

(b) No Action is pending or, to the Company’s Knowledge, threatened in writing against the Company Group that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Company IP or the Intellectual Property licenses to a member of the Company Group under the Company IP Licenses. To the Knowledge of the Company, no member of the Company Group has received any written notice or claim asserting any infringement, misappropriation, violation, dilution, or unauthorized use of the Intellectual Property of any other Person as a consequence of the business activities of any Company Group member as currently conducted. There are no Orders to which any Company Group member is a party or is otherwise bound that restrict the rights of a member of the Company Group to use, transfer, license or enforce any Intellectual Property owned by a Company Group member. To the Knowledge of the Company, no Company Group member is currently infringing any Intellectual Property of any other Person in any material respect in connection with the use of any Intellectual Property owned or purported to be owned by a Company Group member or otherwise in connection with the conduct of the Business as currently conducted. To the Company’s Knowledge, no third party is currently, or in the past two (2) years has been, infringing upon, misappropriating or otherwise violating any Company IP in any material respect.

(c) All officers, directors, employees, and independent contractors (to the extent any such independent contractor had access to Intellectual Property of the Company Group) of the Company Group (and their respective Affiliates) have assigned to the Company Group ownership of all material Intellectual Property arising from the services performed for the Company Group by such Persons (or such ownership vested in the Company Group by operation of Law). No current or former officers, employees or independent contractors of the Company Group have claimed in writing any ownership interest in any material Intellectual Property owned by the Company Group. To the Knowledge of the Company, there has been no material violation of the Company Group’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company Group. Each member of the Company Group has taken reasonable security measures designed to protect the secrecy, confidentiality, and value of the Company IP.

(d) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including Personal Information) in the possession of a Company Group member, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each member of the Company Group has complied in all material respects with its own privacy policies and guidelines, if any, each with respect to the Company Group’s collection, processing, and use of Personal Information.

20

(e) The consummation of any of the transactions contemplated by this Agreement will not result in any acceleration of any payments with respect to any material Intellectual Property licensed to the Company Group under a Company IP License, except as would not reasonably expected to be, individually or in the aggregate, material to the Company Group, taken as a whole. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Company Group’s rights, except as would not reasonably expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, under Company IP Licenses to the same extent that the Company Group would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional material amounts or consideration other than ongoing fees, royalties or payments which the Company Group would otherwise be required to pay in the absence of such transactions.

3.18 Tax Matters.

(a) Each member of the Company Group has or will have timely filed, or has caused or will have caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate and complete in all respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes being contested in good faith for which adequate reserves have been established in the Company Financials.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened against a Company Group member by a Governmental Authority in a jurisdiction where the Company Group does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No member of the Company Group is currently being audited by any Tax authority or has been notified by any Tax authority that any such audit is currently contemplated or currently pending. There are no claims, assessments, audits, examinations, investigations, or other Actions currently pending against a Company Group member in respect of any Tax, and no Company Group member has been notified of any proposed Tax claims or assessments against it that remains unpaid (other than, in each case, claims or assessments for which adequate reserves have been established in the Company Financials).

(d) There are no Liens with respect to any Taxes upon any of the Company Group’s Assets, other than Permitted Liens.

(e) No Company Group member has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Company Group member for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f) No Company Group member has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Taxing authority that would reasonably be expected to have an impact on its Taxes following the Closing.

21

(g) No Company Group member has participated in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).

(h) No Company Group member has any Liability for the Taxes of another Person (other than another Company Group member) that is not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Company Group member is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including an advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Company Group member with respect to any Taxable period following the Closing Date.

(i) No Company Group member has requested, is subject to or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any amount of Taxes, nor is any such request outstanding.

3.19 Real Property.  Schedule 3.19 contains a complete and accurate list of all leases, subleases and occupancy agreements and documents, including all amendments, to which the Company or Merger Sub is party (collectively, the “Company Real Property Leases”). The Company has made available to the SPAC a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid and binding obligations of the member of the Company Group that is party thereto and, to the Knowledge of the Company, of each other party thereto, and are in all material respects enforceable in accordance with their terms and in full force and effect, subject to the Remedies Exception. The Company Group holds the leasehold estate on the Lease free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located. With respect to each Company Real Property Leases, all material rents and additional rents and other sums, expenses and charges due thereunder have been paid, the lessee has been in peaceable and exclusive possession since the commencement of the original term thereof and no material waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Company Group member or any other party under any of the Company Real Property Leases and to the Knowledge of the Company, no Company Group member has received written notice of any such condition there and there are no outstanding written claims of breach or indemnification or termination thereunder. No Company Group member owns or has ever owned any real property or any interest therein.

22

3.20 Personal Property. Except as set forth on Schedule 3.21, each item of Personal Property which is currently owned, used or leased by a Company Group member with a book value or fair market value of greater than $100,000 (the Contracts providing for the lease or use of any such Personal Property, the “Company Personal Property Leases”) are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the Business. The Company has provided to the SPAC a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid and binding obligations of the member of the Company Group that is party thereto and, to the Knowledge of the Company, of each other party thereto, and are in all material respects enforceable in accordance with their terms and in full force and effect, subject to the Remedies Exception. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Company Group member or any other party under any of the Company Personal Property Leases, and no Company Group member has received written notice of any such condition.

3.21 Title to Assets. Except as set forth on Schedule 3.21, each Company Group member has good and marketable title to, or a valid leasehold interest in, or right to use, all of its material tangible assets and properties, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens specifically identified on the consolidated balance sheet of the Company as of the Balance Sheet Date. Such material tangible assets of the Company Group constitute all of the material tangible assets that are necessary for the operation of the Business as it is now conducted or that are used or held by the Company Group for use in the operation of the Business.

3.22 Employee Matters.

(a) No Company Group member is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Company Group, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees.

(b) Except as set forth in Schedule 3.22(b), each Company Group member (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, employee classification, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Company Group member, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business). Except as set forth in Schedule 3.22(b), to the Knowledge of the Company, there are no Actions pending or, to the Knowledge of any Company Group member, threatened in writing against a Company Group member brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. All employees of MFL holding licenses under the SFC are in material compliance with all applicable licensing requirements, and have no disciplinary history with the SFC.

23

3.23 Employee Benefits.

(a) Schedule 3.23(a) sets forth a true, correct, and complete list of those employees designated by the Company Group as key personnel of the Company Group (the “Key Personnel”), setting forth the name and title for each such Person.

(b) Schedule 3.23(b) sets forth a true and complete list of each employee group or executive Benefit Plan (“Company Benefit Plan”) now in effect or under which the Company Group has any obligation, or any understanding between the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally. The Company Group has previously delivered to the SPAC or its counsel true and complete copies of all forms of the employment agreements used by the Company Group and each generally applicable employee handbook or policy statement of each Company Benefit Plan.

(c) To the Knowledge of the Company, (i) no current employee of the Company Group, in the ordinary course of his or her duties, has breached in any material aspect any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and (ii) no Key Personnel, in the ordinary course of his or her duties, has breached in any material aspect any obligation to any person in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such person.

(d) With respect to each Company Benefit Plan: (i) no Action is pending, or to the Company’s Knowledge, threatened in writing (other than routine claims for benefits arising in the ordinary course of administration); and (ii) all contributions and premiums due through the Closing Date have been made in all material respects or have been fully accrued in all material respects on the Company Financials, except as disclosed on Schedule 3.23(d).

3.24 Environmental Matters. Except as set forth in Schedule 3.24:

(a) Each Company Group member is, and in the two (2) year period immediately preceding the date of this Agreement has been, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing and complying in all material respects with all Permits required for the Business and its operations, and any construction of facilities or properties related thereto, by Environmental Laws (“Environmental Permits”), except where such non-compliance would not reasonably be expected to be material to the Company Group, taken as a whole. In the two (2) year period immediately preceding the date of this Agreement, no Action is pending or, to the Knowledge of the Company, threatened in writing to revoke, modify, or terminate any such Environmental Permit.

24

(b) In the two (2) year period immediately preceding the date of this Agreement, no Company Group member is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action or (iii) Release of a Hazardous Material.

(c) In the two (2) year period immediately preceding the date of this Agreement, no Action has been made or is pending, or to the Knowledge of the Company, threatened in writing against any Company Group member or any Company Group Asset alleging either or both that a Company Group member may be in material violation of any Environmental Law or Environmental Permit or may have any material administrative penalties or material Liability under any applicable Environmental Law.

(d) In the two (2) year period immediately preceding the date of this Agreement, no Company Group member has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws.

3.25 Transactions with Related Persons.  Except as set forth on Schedule 3.25, there are no material Contracts between any Company Group member, on the one hand, and any Affiliate of any Company Group member, present director of any Company Group member, beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of Company Ordinary Shares constituting, as of the date of this Agreement, more than 5% of the total number of Company Ordinary Shares on a fully diluted basis, calculated on the date of this Agreement (each of the foregoing, a “Related Person”), on the other hand, other than for (a) Contracts and arrangements related or incidental to any Related Person’s employment or retention as a director or other service provider by a Company Group member (including compensation, benefits and advancement or reimbursement of expenses), (b) loans to employees or other service providers of the Company Group member in the ordinary course of business consistent with applicable Company Group policies and arrangements related or incidental thereto and (c) Contracts relating to a Related Person’s status as a holder of Company Ordinary Shares.

3.26 Insurance. As of the date of this Agreement, the Company Group has the insurance policies in place listed on Schedule 3.26. Except as would not, individually or in the aggregate, be expected to be material to the Company Group, taken as a whole, all premiums due and payable under all such insurance policies have been timely paid and the Company Group is otherwise in material compliance with the terms of such insurance policies. Each such insurance policy is legal, valid, binding, enforceable and in full force and effect. In the past three (3) years, no Company Group member has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse change, or any change other than in the ordinary course of business, in the conditions of insurance, or any refusal to issue an insurance policy or non-renewal of a policy.

25

3.27 Top Suppliers and Customers. Schedule 3.27 lists, as of the date of this Agreement, (i) the ten (10) largest suppliers of goods or services to the Company Group (collectively, the “Top Suppliers”), and (ii) the top ten (10) customers of the Company Group (collectively, the “Top Customers”). As of the date hereof, to the Knowledge of the Company, the relationships of each Company Group member with such suppliers are good commercial working relationships and no Top Supplier or Top Customer has indicated in writing that it intends to cancel, or otherwise terminate, any relationships with the Company Group, or to the Knowledge of the Company, as of the date of this Agreement, has become insolvent or subject to bankruptcy proceedings. As of the date of this Agreement, no Company Group member has any ongoing material dispute with any Top Supplier or Top Customer.

3.28 Certain Business Practices. (a) During the past three (3) years, no Company Group member, nor to the Knowledge of the Company, any of their respective Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value including any reward, advantage or benefit of any kind, (w) to or for the benefit of foreign or domestic government officials or employees, (x) as an inducement for a Person to do or omit to do any act in violation of a lawful duty, (y) for obtaining or retaining business for or with any Person, or (z) for otherwise securing any improper advantage; or (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment.

(b) Each member of the Company Group is currently and has been, in the past three (3) years, in material compliance with anti-money laundering laws, regulations, rules and guidelines by any Governmental Authority in any applicable jurisdiction, and no Action involving a Company Group with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened in writing.

(c) No Company Group member or to the Knowledge of the Company, any of their respective directors or officers or any other Representative acting on their behalf, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Company Group member has in the past three (3) years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

(d) Merger Sub was formed solely for the purpose of engaging in the Merger, and does not have any assets and has not engaged in any business activities or conducted any operations other than in connection with the Merger. Merger Sub has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Transaction Documents and the other documents and Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

26

3.29 Investment Company Act. No Company Group member is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

3.30 Brokers’ Fees. Except as set forth in Schedule 3.30, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from any Company Group member in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

3.31 Financial Projections. The financial projections with respect to the Company that were delivered by or on behalf of the Company to the SPAC, including any statement with respect to projected revenues, costs, expenses, and profits, were prepared by the Company in good faith based on assumptions for projections of such kind that the Company believes in good faith to reasonable and appropriate.

3.32 MFG. MFG does not have, and prior to the Restructuring will not have, any assets or Liabilities of any nature whatsoever, and has not conducted, and prior the Restructuring will not conduct, any business or other activities, except in connection with its formation, the Restructuring and the Transactions.

3.33 Independent Investigation. Notwithstanding anything contained in this Agreement, the Company, Merger Sub and their respective Representatives, acknowledge and agree that the Company, Merger Sub and their respective Representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the SPAC, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the SPAC for such purpose. The Company, Merger Sub and their respective Representatives acknowledge and agree that: (a) in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, they have relied solely upon their own investigation and the express representations and warranties of the SPAC set forth in Article IV of this Agreement (as modified by the SPAC Disclosure Schedules) and any bringdown of such representations and warranties in any certificate delivered to the Company or Merger Sub pursuant hereto; and (b) they have not relied on, and neither the SPAC nor any of its Representatives have made, any representation or warranty as to the SPAC or this Agreement, except as expressly set forth in Article IV of this Agreement (as modified by the SPAC Disclosure Schedules).

27

3.34 No Other Representations. Except for the representations and warranties expressly made by the Company and Merger Sub in this Article III (as modified by the Company Disclosure Schedules) or as expressly set forth in a Transaction Document, no member of the Company Group, nor any other Person on their behalf makes any express representation or warranty with respect to any of the Company Group, the Company Ordinary Shares, the Business, or the Transactions contemplated by this Agreement or any of the other Transaction Documents, and the Company and Merger Sub hereby expressly disclaim any other representations or warranties, whether made by any Company Group member or any of their respective Representatives. Except for the representations and warranties expressly made by the Company and Merger Sub in this Article III (as modified by the Company Disclosure Schedules) or in a Transaction Document, the Company and Merger Sub hereby expressly disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the SPAC or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the SPAC or any of its Representatives by any Company Group member or any of their respective Representatives), including any representations or warranties regarding the probable success or profitability of the Business.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE SPAC

Except as otherwise disclosed or identified in the corresponding section or subsection of the SPAC Disclosure Schedule, the SPAC hereby represents and warrants to the Company and Merger Sub as follows:

4.1 Organization of the SPAC. The SPAC has been duly incorporated and is validly existing and in good standing as a Cayman Islands exempted company and has all requisite power and authority to own, lease and operate its assets in the manner in which such assets are now owned, leased and operated and to conduct its business as it is now being conducted. The SPAC has made available to the Company true and complete copies of the Governing Documents of the SPAC. The SPAC is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable), except where the failure to be so qualified would not materially impair the SPAC’s ability to consummate the Transaction.

4.2 Due Authorization.

(a) The SPAC has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and to consummate the Transactions, subject to the receipt of the Consents described in Section 4.4 and the SPAC Shareholder Approval. No corporate action on the part of the SPAC other than the Consents disclosed in Schedule 4.4 and the SPAC Shareholder Approval is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party at the Effective Time. Additionally, the SPAC has determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Account not including deferred underwriting discounts and commissions. Each of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time has been, or when executed and delivered will be, duly and validly executed and delivered by the SPAC and (assuming that this Agreement or such other applicable Transaction Documents to which the Company is or will be a party at the Effective Time constitutes a legal, valid and binding obligations of the Company and Merger Sub) constitutes or will constitute a legal, valid and binding obligation of the SPAC, enforceable against the SPAC in accordance with its terms, subject to the Remedies Exception.

28

(b) The SPAC Shareholder Approval is the only approval of any of the SPAC’s share capital necessary in connection with entry into this Agreement by the SPAC and the consummation of the Transactions, including the Closing.

(c) At a meeting duly called and held, or by written resolutions of the SPAC Board signed by all directors of the SPAC in lieu of a meeting, the SPAC Board has unanimously approved the Transactions as a Business Combination.

4.3 Authorized Share Capital and Other Matters.

(a) As of the date of this Agreement, the authorized share capital of the SPAC is US$20,200, divided into (i) 200,000,000 SPAC Ordinary Shares, 7,830,000 of which are issued and outstanding as of the date of this Agreement, and (ii) 2,000,000 preferred shares of par value $0.0001 each, none of which has been issued or outstanding as of the date of this Agreement ((i) and (ii) collectively, the “SPAC Securities”). The foregoing represents all of the issued and outstanding SPAC Securities as of the date of this Agreement. All issued and outstanding SPAC Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the SPAC’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC’s Governing Documents or any Contract to which the SPAC is a party or otherwise bound.

(b) As of the date of this Agreement, 6,230,000 SPAC Rights are issued and outstanding. All outstanding SPAC Rights have been or are (i) duly authorized and validly issued and constitute valid and binding obligations of the SPAC, enforceable against the SPAC in accordance with their terms, subject to the Remedies Exemption; (ii) offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the SPAC’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) not subject to, nor have they been (or will be) issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC’s Governing Documents or any Contract to which the SPAC is a party or otherwise bound. Except for SPAC’s Governing Documents and this Agreement, there are no outstanding Contracts of the SPAC to repurchase, redeem or otherwise acquire any SPAC Securities. Subject to the terms of conditions of the Rights Agreement, at the Closing, each SPAC Right will automatically convert into one-tenth (1/10) of one SPAC Ordinary Share.

29

(c) Except as disclosed in the SPAC SEC Filings, as set forth in Schedule 4.3(c), or as contemplated by this Agreement or the other documents contemplated hereby, the SPAC has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for the SPAC Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any SPAC Securities or the value of which is determined by reference to the SPAC Securities, and there are no Contracts of any kind which may obligate the SPAC to issue, purchase, redeem or otherwise acquire any of its SPAC Securities. the SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Ordinary Shares or any of the equity interests or other securities of the SPAC.

(d) The SPAC has no Subsidiaries, and does not own, directly or indirectly, any Interest or other interest or investment (whether equity or debt) in any Person, whether incorporated or unincorporated (each, an “Investment”). The SPAC is not party to any Contract that obligates the SPAC to invest money in, loan money to or make any capital contribution to any other Person.

(e) The only securities of the SPAC that will be issued and outstanding immediately after the Closing will be the SPAC Ordinary Shares owned by the Company.

4.4 Governmental Consents. No Consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of the SPAC with respect to the SPAC’s execution or delivery of this Agreement or the consummation of the Transactions, except for or in compliance with (a) any Antitrust Laws; (b) the filing of the Merger Documents, the Surviving Company M&A and other related documents required by the Cayman Companies Act with the Cayman Registrar and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the Cayman Companies Act; (c) the rules and regulations of NASDAQ; (d) any applicable requirements of state securities or “blue sky” Laws, the Securities Act and the Exchange Act; and (e) Consents set forth on Schedule 4.4.

4.5 No Conflict. Subject to the receipt of the Consents described in Section 4.4 and the SPAC Shareholder Approval, the execution and delivery by the SPAC of this Agreement and the other Transaction Documents to which it is or will be a party at the Effective Time and the consummation by the SPAC of the Transactions do not and will not as of the Closing Date: (a) violate any provision of, or result in a conflict with or the breach of, any Law or Order binding upon or applicable to the SPAC, or by which any of their assets or properties is bound; (b) with or without lapse of time or the giving of notice or both, require a Consent or approval under, conflict with, result in a violation or breach of, or give to others any rights of amendment, suspension, revocation of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, amend, suspend, revoke or cancel any SPAC Material Contract, or require any payment or reimbursement by the SPAC, or result in a loss of any benefit; (c) result in the creation of any Lien (except for Permitted Liens) upon any of the properties or assets of the SPAC; or (d) contravene or violate any provision of the Governing Documents of the SPAC, except, in the case of clauses (a) and (b), to the extent that such conflicts, breaches, defaults or other matters would not materially and adversely affect the ability of the SPAC to carry out their respective obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents.

30

4.6 Internal Controls; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of the SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), the SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the SPAC, including its consolidated Subsidiaries, if any, is made known to the SPAC’s principal executive officer and its principal financial officer by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the SPAC’s Knowledge, such disclosure controls and procedures are effective in timely alerting the SPAC’s principal executive officer and principal financial officer to material information required to be included in the SPAC’s periodic reports required under the Exchange Act. The SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that are designed to and, to the SPAC’s Knowledge, are sufficient to provide, reasonable assurance regarding the reliability of the SPAC’s financial reporting and the preparation of the SPAC’s financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that the SPAC maintains records that in reasonable detail fairly reflect, in all material respects, its transactions and dispositions of assets of the SPAC; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and the SPAC Board; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. the SPAC has not received written notice from any Governmental Authority or Person alleging, and to the SPAC’s Knowledge there have been no, significant deficiencies or material weakness in the SPAC’s internal control over financial reporting (whether or not remediated). Since September 23, 2024, there has been no change in the SPAC’s control over financial reporting that has materially affected, or is reasonably likely to materially affect, the SPAC’s internal control over financial reporting.

(b) As of the date hereof, each director and executive officer of the SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. The SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) The financial statements and notes contained or incorporated by reference in the SPAC SEC Filings (the “SPAC Financial Statements”) accurately and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the SPAC as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. the SPAC has no off-balance sheet arrangements (as defined by Regulation S-K) that are not disclosed in the SPAC SEC Filings. No financial statements other than those of the SPAC are required by GAAP to be included in the SPAC Financial Statements.

31

(d) There are no outstanding loans or other extensions of credit made by the SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the SPAC. The SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither the SPAC nor the SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the SPAC, (ii) any actual and intentional fraud, whether or not material, that involves the SPAC’s management or other employees who have a role in the preparation of the SPAC Financial Statements or the internal accounting controls utilized by the SPAC or (iii) any claim or allegation regarding any of the foregoing.

4.7 No Undisclosed Liabilities. Except for the SPAC Transaction Expenses, there is no Liability, debt or obligation of or claim or judgment against the SPAC (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for Liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the SPAC SEC Filings, (ii) that have arisen since the date of the most recent balance sheet in the ordinary course of business of the SPAC, or (iii) which, individually or in the aggregate, would not be, or would not reasonably be expected to be, material to the SPAC.

4.8 Litigation and Proceedings. As of the date of this Agreement, there are no pending or, to the Knowledge of the SPAC, threatened Actions against the SPAC, its respective properties or assets, or, to the Knowledge of the SPAC, any of its respective directors, managers, officers or employees (in their capacity as such). As of the date of this Agreement, there are no investigations or other inquiries pending or, to the Knowledge of the SPAC, threatened by any Governmental Authority, against the SPAC, its respective properties or assets, or, to the Knowledge of the SPAC, any of its respective directors, managers, officers or employees (in their capacity as such). As of the date of this Agreement, there is no outstanding Order imposed upon the SPAC, nor are any assets of the SPAC’s businesses bound or subject to any Order the violation of which would, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect. From their respective dates of inception to the date of this Agreement, the SPAC has not received any written notice of or been charged with the violation of any Laws, except where such violation has not had, or would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

4.9 Tax Matters.

(a) The SPAC has filed or will have timely filed, or has caused or will have caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate and complete in all respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes being contested in good faith for which adequate reserves have been established in the Company Financials.

32

(b) There is no Action currently pending or, to the Knowledge of the SPAC, threatened against the SPAC by a Governmental Authority in a jurisdiction where the SPAC does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The SPAC is currently not being audited by any Tax authority and has not been notified by any Tax authority that any such audit is currently contemplated or currently pending. There are no claims, assessments, audits, examinations, investigations, or other Actions currently pending against the SPAC in respect of any Tax, and the SPAC has not been notified of any proposed Tax claims or assessments against it that remains unpaid (other than, in each case, claims or assessments for which adequate reserves have been established in the SPAC Financials).

(d) There are no Liens with respect to any Taxes upon any of the SPAC’s assets, other than Permitted Liens.

(e) The SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f) The SPAC has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Taxing authority that would reasonably be expected to have an impact on its Taxes following the Closing.

(g) The SPAC has not participated in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).

(h) The SPAC has no Liability for the Taxes of another Person that is not adequately reflected in the SPAC Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The SPAC is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including an advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the SPAC with respect to any period following the Closing Date.

(i) The SPAC has not requested, nor is subject to or bound by, any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any amount of Taxes, nor is any such request outstanding.

4.10 Real Property; Personal Property. The SPAC does not own or lease any real property or personal property.

4.11 Intellectual Property. The SPAC does not own, license, or otherwise have any right, title or interest in any Intellectual Property.

33

4.12 Employees; Employee Benefit Plans.

(a) Other than any officers or as described in the SPAC SEC Filings, the SPAC does not have and have never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by the SPAC’s officers and directors in connection with activities on the SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by the SPAC outside of the Trust Account, the SPAC does not have any unsatisfied material liability with respect to any employee.

(b) Other than as contemplated by this Agreement, the SPAC does not currently, and does not plan or have any commitment to, maintain, sponsor, contribute to or have any direct liability under any Benefit Plan.

4.13 Absence of Changes.  As of the date of this Agreement, except as set forth in Schedule 4.13, the SPAC has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company Group and the negotiation and execution of this Agreement) and related activities and (b) since September 23, 2024, not been subject to a SPAC Material Adverse Effect.

4.14 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which the SPAC would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by the SPAC.

4.15 SEC Filings. The SPAC has filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the Knowledge of the SPAC, none of the SPAC SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

34

4.16 Trust Account. As of the date of this Agreement, the SPAC has at least $62,000,000 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of September 19, 2024, between the SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). The Trust Agreement has not been amended or modified, other than in relation to any SPAC Share Redemptions, and is valid and in full force and effect and is enforceable in accordance with its terms, and no termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate or that would entitle any Person (other than the SPAC Shareholders holding SPAC Ordinary Shares sold in the IPO who shall have elected to redeem their SPAC Ordinary Shares pursuant to the SPAC’s Governing Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than (i) to pay Taxes, (ii) to make payments with respect to all SPAC Share Redemptions or (iii) to commence liquidation in accordance with and as required by the Trust Agreement (taking into account any extension of time permitted under SPAC’s Governing Documents to consummate the Transactions). There are no Actions pending or, to the Knowledge of the SPAC, threatened with respect to the Trust Account. The SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, as it may be amended in accordance with the terms of this Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of the SPAC to dissolve or liquidate pursuant to the SPAC’s Governing Documents shall terminate, and as of the Effective Time, the SPAC shall have no obligation whatsoever pursuant to the SPAC’s Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To the SPAC’s Knowledge, as of the date hereof, following the Effective Time, no shareholder of the SPAC shall be entitled to receive any amount from the Trust Account except to the extent such shareholder of the SPAC is exercising a SPAC Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder and under the other Transaction Documents, the SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the SPAC on the Closing Date.

4.17 Investment Company Act; JOBS Act. The SPAC is not required to register as an “investment company” and is not a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. The SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.18 Indebtedness. Schedule 4.18 sets forth the principal amount of all of the outstanding Indebtedness, as of the date hereof, of the SPAC.

35

4.19 Stock Market Quotation. As of the date hereof, the SPAC Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “CAPN”. As of the date hereof, the SPAC Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “CAPNR.” As of the date hereof, the SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “CAPNU.” There is no Action, Order, or proceeding pending or, to the Knowledge of the SPAC, threatened against the SPAC by NASDAQ or the SEC with respect to any intention by such entity to deregister the SPAC Ordinary Shares or SPAC Rights or terminate the listing of SPAC Ordinary Shares or SPAC Rights on NASDAQ, (ii) none of the SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Ordinary Shares or SPAC Rights under the Exchange Act except as contemplated by this Agreement, and (iii) the SPAC has not received written notice from any Governmental Authority or Person alleging any non-compliance with the applicable listing and corporate governance rules and regulations of NASDAQ. As of the date hereof, to the Knowledge of the SPAC, the SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

4.20 Business Activities.

(a) Since its formation, the SPAC has not conducted any business activities other than activities related to the IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC’s Governing Documents or as otherwise contemplated by this Agreement or the Transaction Documents and the Transactions and thereby, there is no agreement, commitment, or Order binding upon the SPAC or to which the SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the SPAC or any acquisition of property by the SPAC or the conduct of business by the SPAC as currently conducted or as contemplated to be conducted as of the Closing, other than such effects which have not been and would not reasonably be expected to materially and adversely affect the SPAC.

(b) Except for the Transactions, the SPAC does not own or have a right to acquire, directly or indirectly, any Investment in any corporation, partnership, joint venture, business, trust or other Entity. Except for this Agreement and the Transaction Documents and the Transactions contemplated hereby and thereby, the SPAC has no material interests, rights, obligations or Liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) Schedule 4.20 lists all material Contracts, oral or written to which the SPAC is a party or by which the SPAC’s assets are bound as of the date hereof, other than those Contracts that are included in the SPAC SEC Filings and are available in full without redaction on the SEC’s EDGAR database.

(d) Except as set forth on Schedule 4.20 or in the SPAC SEC Filings, there are no Contracts, transactions, arrangements or understandings (i) between the SPAC, on the one hand, and the Sponsor, any Affiliate of the Sponsor, any Affiliate of the SPAC, or any director, officer, employee, or beneficial shareholder of the SPAC, on the other hand, or (ii) between any owner of the SPAC Ordinary Shares issued prior to the SPAC’s IPO, or an Affiliate thereof, and any other Person relating to the transfer of such SPAC Ordinary Shares.

36

4.21 Independent Investigation. Notwithstanding anything contained in this Agreement, each of the SPAC and its Representatives, acknowledge and agree that they have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Each of the SPAC and its Representatives acknowledges and agrees that: (a) in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, they have relied solely upon their own investigation and the express representations and warranties of the Company and Merger Sub set forth in Article III of this Agreement (as modified by the Company Disclosure Schedules) and the bringdown of such representations and warranties in any certificate delivered to the SPAC pursuant hereto; and (b) they have not relied on, and neither the Company, Merger Sub nor any of their respective Representatives have made, any representation or warranty as to the SPAC or this Agreement, except as expressly set forth in Article III of this Agreement (as modified by the Company Disclosure Schedules).

4.22 No Other Representations and Warranties. Except for the representations and warranties expressly made by the SPAC in this Article IV (as modified by the SPAC Disclosure Schedules) or as expressly set forth in a Transaction Document, neither the SPAC nor any other Person on their behalf makes any express representation or warranty with respect to the SPAC or the Transactions contemplated by this Agreement or any of the other Transaction Documents, and the SPAC hereby expressly disclaims any other representations or warranties, whether made by SPAC, Merger Sub or any of their respective Representatives. Except for the representations and warranties expressly made by the SPAC in this Article IV (as modified by the SPAC Disclosure Schedules) or in a Transaction Document, the SPAC hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company, Merger Sub or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company, Merger Sub or any of their respective Representatives by the SPAC or any of its Representatives).

Article V

COVENANTS

5.1 Conduct of Business by the SPAC Pending the Merger.

(a) From the date hereof and prior to the Effective Time (or the earlier termination of this Agreement) (the “Interim Period”), except as (i) required or otherwise expressly contemplated by this Agreement (including as set forth in Schedule 5.1) or the other Transaction Documents, (ii) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied) or (iii) as required by applicable Law, Order or other directive by a Governmental Authority, the SPAC shall, and shall cause its Subsidiaries, as applicable, to, (x) conduct its operations in the ordinary course of business consistent with past practice in all material respects, (y) comply with, and continue performing under, as applicable, the Governing Documents of the SPAC, the Trust Agreement and all other agreements or Contracts to which the SPAC or its Subsidiaries may be a party and which are attached as exhibits to the periodic reports filed by the SPAC with the SEC, and (y) not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a NASDAQ-listed special purpose acquisition company pending the completion of the Transactions contemplated hereby.

37

(b) Without limiting the generality of Section 5.1(a), during the Interim Period, except as (x) required or otherwise expressly contemplated by this Agreement, the Transaction Documents, (y) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied) or (z) as required by applicable Law, Order or other directive by a Governmental Authority, the SPAC shall not, and shall cause its Subsidiaries, as applicable, not to:

(i) seek any approval from the SPAC Shareholders to amend, modify, restate, waive, rescind or otherwise change the Trust Agreement or the Governing Documents of the SPAC (other than as contemplated by the Transaction Proposals, the extensions provided for under Section 5.14, and any SPAC Share Redemptions);

(ii) (A) make or declare any dividend or distribution to the SPAC Shareholders or make any other distributions in respect of any of the SPAC’s equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of the SPAC’s equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of the SPAC, other than a redemption of SPAC Ordinary Shares made as part of the SPAC Share Redemptions;

(iii) (A) make, change or revoke any Tax election or (B) settle or compromise any Tax liability;

(iv) amend the Trust Agreement or any other agreement related to the Trust Account (other than in relation to the extensions provided for under Section 5.14 and any SPAC Share Redemptions), or enter into, renew or amend in any material respect, any transaction or Contract with the Sponsor or an Affiliate of the Sponsor, solely to the extent such transaction or Contract directly relates, or would relate, to the Transactions or any Transaction Document;

(v) incur or assume any indebtedness or Liability or guarantee any indebtedness or Liability of another Person (other than indebtedness that is incurred by the SPAC as Transaction Expenses or in relation to the extensions provided for under Section 5.15), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness (including indebtedness convertible into SPAC Ordinary Shares) incurred or assumed to fund the reasonable working capital expenses of the SPAC in connection with maintaining its status as a NASDAQ-listed special purpose acquisition company and completing the Transactions;

(vi) (A) issue any SPAC Securities or securities exercisable for or convertible into SPAC Securities, other than issuances contemplated by the Transactions or by paragraph (v) above, (B) grant any options, warrants or other equity-based awards with respect to SPAC Securities not outstanding on the date hereof or (C) amend, modify or waive any of the material terms or rights set forth in any SPAC Right or the Rights Agreement;

38

(vii) grant or provide any change-in-control, severance, termination, retention, success-based payment, or other payments or benefits to any employee of or consultant to the SPAC; or

(viii) enter into any agreement to do any action prohibited under this Section 5.1.

5.2 Conduct of the Company Group and the Business Pending the Merger.

(a) During the Interim Period, except (i) as required or otherwise expressly contemplated by this Agreement (including as set forth in Schedule 5.2) or the Transaction Documents, (ii) as consented to by the SPAC in writing (which consent shall not be unreasonably withheld, conditioned or delayed other than with respect to Section 5.2(b)(vi) below, with respect to which consent may be withheld at the SPAC’s sole discretion), or (iii) as required by applicable Law, Order or other directive by a Governmental Authority, the Company Group shall (x) conduct the Business in the ordinary course of business consistent with past practice, (y) manage the Business’ working capital and maintain the books and records related to the Business consistent with past practice; (z) use commercially reasonable efforts to maintain their respective relations and goodwill with all material suppliers, material customers and other material commercial counterparties and Governmental Authorities; and (zz) use commercially reasonable efforts to maintain in full force and effect all Company Permits (including licenses under the Securities and Futures Ordinance (Cap 571 of the Laws of Hong Kong)) currently held by MFL) and comply with all applicable laws, regulations, and conditions imposed by any regulatory authority (including filing, reporting, disclosure and capital requirements) regarding the Company Permits and promptly notify the SPAC of any material breach, investigation, or regulatory action (actual or threatened) relating to the Company Permits.

(b) Without limiting the generality of Section 5.2(a), during the Interim Period, except as (A) required or contemplated by this Agreement (including as set forth in Schedule 5.2) or the other Transaction Documents, (B) as consented to by the SPAC in writing (which consent shall not be unreasonably withheld, conditioned or delayed other than with respect to Section 5.2(b)(vi) below, with respect to which consent may be withheld at the SPAC’s sole discretion) or (C) as required by applicable Law, Order or other directive by a Governmental Authority, the Company Group shall not:

(i) amend, modify, restate, waive, rescind or otherwise change the Governing Documents of the Company Group;

(ii) (A) split, combine, subdivide, reduce, or reclassify shares of capital stock or other Interests in the Company Group or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of capital stock or other Interests in the Company Group, or (B) redeem, repurchase or otherwise acquire shares of capital stock or other Interests in the Company Group (including any securities convertible or exchangeable into shares of capital stock or other Interests in the Company Group);

39

(iii) issue, sell, pledge, dispose of, grant, transfer or encumber, any shares of capital stock or other Interests in the Company Group or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Interests in the Company Group, or any options, warrants, stock units, or other rights of any kind to acquire any shares of capital stock or other Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance rights, in each case, of a member of the Company Group, other than the issuance of capital stock or other Interests upon the exercise, vesting or settlement of any equity awards of the Company set forth on Schedule 3.3(b);

(iv) sell, assign, transfer, convey, lease, license, abandon, mortgage, pledge or permit any Lien on (other than a Permitted Lien) or otherwise dispose of any material Company Group Assets (excluding Intellectual Property, which is the subject of Section 5.2(b)(v) below), other than (i) the sale or license of goods and services to customers in the ordinary course of business consistent with past practice, (ii) the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business consistent with past practice, or (iii) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries;

(v) purchase, sell, license, sublicense, lease, pledge, covenant not to assert, assign, transfer, abandon, cancel, let lapse or expire, or otherwise dispose, transfer or grant any other rights in or with respect to any Company IP or Company Registered IP, or waive, terminate or fail to enforce any confidentiality obligations relating to any Company IP constituting a trade secret or similar intellectual property right, other than grants of non-exclusive licenses of Intellectual Property to customers in the ordinary course of business consistent with past practice;

(vi) merge, combine or consolidate (pursuant to a plan of merger or otherwise) the Company Group with any Person, or make any acquisition of any business, assets, Interests or other properties in excess of $500,000 individually or $2,500,000 in the aggregate, other than in the ordinary course of business, or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company Group;

(vii) form any non-wholly owned Subsidiary;

(viii) repurchase, repay, prepay, refinance or incur any Indebtedness, issue any debt securities, engage in any securitization transactions, hedging transactions or similar arrangements, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the Indebtedness of any Person, other than in the ordinary course of business consistent with past practice in an amount not to exceed $500,000 in the aggregate;

(ix) make any material loans, material capital contributions or material investments in, or advances of money to, in each case, in excess of $250,000 individually or $500,000 in the aggregate, any Person, in each case, except for (A) advances to employees or officers of the Company Group for expenses incurred in the ordinary course of business consistent with past practice or (B) extended payment terms for customers in the ordinary course of business consistent with past practice;

40

(x) (A) amend or modify in any material respect, terminate (excluding any expiration in accordance with its terms), or waive any material right, benefit or remedy under, any Company Material Contract or Company Real Property Lease, or (B) enter into any Contract that if entered into prior to the date hereof would be required to be listed on Schedule 3.16 or Schedule 3.19, in each case other than in the ordinary course of business consistent with past practice;

(xi) except as contemplated by the Transaction Documents or Contract or Benefit Plan in effect as of the date hereof, grant or provide any change-in-control, severance, termination, retention or similar payments or benefits to any employee of or consultant to the Company Group;

(xii) (a) hire or engage, or make an offer to hire or engage, any officer, employee, service provider or individual independent contractor of the Company Group whose compensation would reasonably be expected to exceed $250,000, (b) terminate (without cause), furlough, or temporarily lay off any employee, director, independent contractor or other service provider of the Company Group with annual compensation in excess of $250,000, or (c) increase the compensation or benefits of any current or former officer, director, employee or other individual service provider of the Company Group, other than annual base compensation raises and awards of bonus or other incentive compensation for employees in the ordinary course of business whose annual compensation after such increase does not exceed $250,000, or accelerate any such compensation, (ii) pay or promise to pay, fund or promise to fund any new, enter into or make any grant of any, severance, change in control, transaction bonus, retention or termination bonus to any current or former employees, officers, directors, consultants or individual service providers of the Company Group, (iii) establish any trust or take any action to accelerate any compensation or benefits, or accelerate the vesting, the time of payment or the funding, or secure the funding of any payments or benefits, payable or to become payable to any current or former employees, officers, directors, consultants or individual service providers of the Company Group or (iv) except as otherwise permitted by this paragraph, adopt, enter into, establish, terminate or amend any Company Benefit Plan or any other plan, program, agreement or arrangement that would constitute a Company Benefit Plan if in effect on the date hereof;

(xiii) implement or announce any employee layoffs, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes, other such actions that could implicate the WARN Act, or other similar actions;

(xiv) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(xv) except as required by U.S. GAAP, make any change to any financial accounting principles, methods or practices of the Company Group or with respect to the Business;

(xvi) waive, release, settle, compromise or otherwise resolve any Action, litigation or other proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 in the aggregate, include a release and waiver of all claims, and do not require an admission of fault by the Company Group;

41

(xvii) (A) make any Tax election or change or revoke any Tax election in respect of the Business, or (B) settle or compromise any Tax Liability;

(xviii) make or commit to make any capital expenditures, on an annualized basis, in the aggregate, in excess of $500,000, in the aggregate;

(xix) enter into any collective bargaining agreement or other similar Contract with a labor union, works’ council, employee representative body or labor organization;

(xx) terminate without replacement, or fail to use best efforts to maintain, any insurance policy;

(xxi) (A) limit the right of the Company Group to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the Business consistent with past practice;

(xxii) enter into any Contract or other transaction with an Affiliate of the Company Group, other than any such Contract or other transaction between members of the Company Group;

(xxiii) with respect to the Company Permits: (A) allow any Company Permit to lapse, expire, or be suspended, revoked, terminated or materially restricted by any regulatory authority (each an “Adverse Scenario”); (B) fail to file any required reports or disclosures or pay any fees with any regulatory authority in a timely manner; (C) engage in any conduct that could reasonably be expected to trigger regulatory investigation, penalties or reputational harm affecting the Company Permits; (D) materially alter the Business operations or compliance structure or remove key personnel in a way that violates any licensing conditions or result in an Adverse Scenario; (E) enter into any new agreement or amend existing agreements that could impose additional regulatory burdens or restrictions on the Company Permits post-Closing; (F) voluntarily surrender any Company Permits or waive any rights under it; or (G) take any action (or omit to take any action) that could jeopardize the validity or renewal of the Company Permits or result in an Adverse Scenario; or

(xxiv) authorize or enter into any Contract to do any of the foregoing or otherwise agree or make any commitment to do any of the foregoing.

5.3 Tax Matters.

(a) Following the Effective Time, none of the Company, Merger Sub, the SPAC or any of their respective Affiliates shall take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

42

(b) It is intended that the Merger qualifies for the Intended Tax Treatment; however, each of the Parties hereto further acknowledges and hereby agrees that it is not a condition to the Closing that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

5.4 Preparation of Registration Statement and Proxy Statement; the SPAC Shareholders Meeting.

(a) As promptly as practicable after the execution of this Agreement, the SPAC and the Company shall jointly prepare and cause to be filed: (i) with the SEC, (a) the Registration Statement, and (b) the Proxy Statement (which Proxy Statement shall form a part of the Registration Statement), and (ii) with other Governmental Authorities, such other filings as are required under applicable securities Laws in connection with the Transactions.

(b) Each of the SPAC and the Company shall use its reasonable best efforts to have the Registration Statement declared effective as promptly as practicable after such filing (including by responding to comments of the SEC) and after the delivery of any financial statements pursuant to Section 5.13(b) that are required to be included in the Registration Statement, and to keep such Registration Statement effective for as long as is necessary to consummate the Transactions, and, prior to the effective date of the Registration Statement, to take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable securities Laws in connection with the issuance of Company Class A Ordinary Shares pursuant to the Merger. As promptly as practicable after the Registration Statement shall have become effective, the SPAC shall cause the Proxy Statement and the final prospectus contained in the Registration Statement to be mailed or made available to the SPAC Shareholders pursuant to applicable Law. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement will be made by the Company or the SPAC, respectively, without the consent of the SPAC or the Company, respectively, such consent not to be unreasonably withheld, conditioned or delayed, or without providing the SPAC or the Company, respectively, with a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by Company or the SPAC, respectively, in good faith). The Company and the SPAC will use their commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply in all material respects with the applicable requirements of U.S. federal securities Laws.

(c) Each of the SPAC and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, or (B) the Proxy Statement will, at the date it is first mailed or made available to the SPAC’s shareholders and at the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

43

(d) If, at any time prior to the Effective Time, any information relating to the SPAC, the Company or the Company Group, or any of their respective Affiliates, directors or officers, should be discovered by the SPAC or the Company which should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, and, to the extent required by Law, disseminated to the shareholders of the SPAC. Each of the SPAC and the Company agrees to provide the other Party and its counsel promptly with copies of any written comments or requests for amendments or supplements, and shall promptly inform the other Party of any oral comments or requests for amendments or supplements, that the SPAC or the Company, as applicable, or its counsel may receive from time to time from the SEC with respect to the Registration Statement or the Proxy Statement promptly after receipt of such comments or requests, and shall provide the other Party with copies or summaries of any written or oral responses or correspondence between it or its Affiliates and the SEC related thereto. The other Party and its counsel shall be given a reasonable opportunity to review in advance any such written responses and to participate in any discussions or oral material communications with the SEC, and the SPAC or the Company, as applicable, shall reasonably consider in good faith the additions, deletions, comments or changes suggested thereto by the other Party and its counsel, and shall not submit any such responses without the other Party’s consent, such consent not to be unreasonably withheld, conditioned or delayed.

(e) The SPAC Shareholders Meeting.

(i) The SPAC shall call, give notice of, convene and hold an extraordinary general meeting (the “SPAC Shareholders Meeting”) in accordance with the SPAC’s Governing Documents and applicable Law as promptly as reasonably practicable following the date on which the Registration Statement is declared effective for the purpose of obtaining the SPAC Shareholder Approval; provided, that subject to the requirements of any applicable Law and the SPAC’s Governing Documents, the SPAC may postpone or adjourn the SPAC Shareholders Meeting (A) if a quorum has not been established; (B) to allow reasonable additional time for the filing and mailing of any supplement or amendment to the Proxy Statement as may be required under applicable Law and for such supplement or amendment to be disseminated and reviewed by the SPAC’s shareholders sufficiently in advance of the SPAC Shareholders Meeting; (C) to allow reasonable additional time to consummate the Transactions if the Transactions would not otherwise be able to be consummated; or (D) if otherwise required by applicable Law. The SPAC shall advise the Company upon request each day during each of the last five (5) Business Days prior to the date of the SPAC Shareholders Meeting as to the aggregate tally of proxies received by the SPAC with respect to the SPAC Shareholder Approval and at additional times upon the reasonable request of the Company. The SPAC agrees that it shall provide the holders of SPAC Ordinary Shares the opportunity to elect redemption of such SPAC Ordinary Shares in connection with the SPAC Shareholders’ Meeting, as required by the SPAC’s Governing Documents.

44

(ii) The SPAC, through the SPAC Board, shall recommend to its shareholders, subject to the SPAC Board’s fiduciary duties, (A) approval and execution of this Agreement, the Transaction Documents and the Transactions contemplated hereby and thereby, in each case, in accordance with applicable Law and exchange rules and regulations; (B) approval and execution of the Merger and the Plan of Merger by way of special resolution; (C) approval and adoption of the Surviving Company M&A by way of special resolution; (D) change of name of the Surviving Company by way of special resolution (if any); (E) change of authorized share capital of Surviving Company (if required); (F) approval of the issuance of SPAC Ordinary Shares in connection with the PIPE Investment; (G) adoption and approval of any other proposals as the SEC (or staff thereof) may indicate are necessary in its comments to the Proxy Statement or the Company Registration Statement or correspondence related thereto; (H) approval of the adoption of the Equity Incentive Plan by the Company; (I) adoption and approval of any other proposals as reasonably agreed by the SPAC and the Company to be necessary or appropriate in connection with the Transactions; and (J) adjournment of the SPAC Shareholders Meeting, if necessary, if additional time is needed to consummate the Transactions (such proposals in (A) through (J), together, the “Transaction Proposals”), and include the recommendation that the Transactions Proposals be adopted by the SPAC Shareholders (the “SPAC Board Recommendation”) in the Proxy Statement. The SPAC shall use its commercially reasonable efforts to (1) solicit from its shareholders proxies in favor of the approval of the proposals required under the SPAC Shareholder Approval, and (2) take all other action necessary or advisable to secure the SPAC Shareholder Approval. Neither the SPAC Board nor any committee thereof shall, subject to the SPAC Board’s fiduciary duties, withdraw, amend, qualify or modify its recommendation to the SPAC Shareholders that they vote in favor of the Transaction Proposals.

5.5 Reasonable Best Efforts.  Each of the SPAC, the Company and their respective Subsidiaries shall use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other in doing, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents, as promptly as practicable and in any event prior to the Outside Date, including (i) the obtaining of all necessary actions or nonactions, waivers, Consents, clearances, approvals, and expirations or terminations of waiting periods, from Governmental Authorities and the making of all necessary registrations and filings in connection therewith, and (ii) using its reasonable best efforts to obtain all necessary Consents, approvals or waivers from third parties, set forth on Schedule 5.5.

5.6 Access to Information.

(a) From the date of this Agreement until the Effective Time or the earlier termination of this Agreement, the Company and the SPAC shall (and shall cause their respective Subsidiaries to): (i) provide to the other Party (and the other Party’s Representatives) reasonable access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof, except that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed; and (ii) furnish promptly to the other Party such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such Party and its Subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the immediately preceding sentence, neither the Company nor the SPAC shall be required to provide access to or disclose information to the extent such party has been advised by legal counsel that the access or disclosure would (x) violate its obligations of confidentiality or similar legal restrictions with respect to such information, (y) jeopardize the protection of attorney-client privilege, or (z) contravene applicable Law (it being agreed that the Parties shall use their best efforts to cause such information to be provided in a manner that would not result in such inconsistency, conflict, jeopardy or contravention).

45

(b) The Parties hereby agree that the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any Party or its Representatives thereunder and hereunder. The Confidentiality Agreement shall survive any termination of this Agreement.

5.7 Exclusivity.

(a) From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with its terms, except as provided for in this Agreement, the Company and Merger Sub will not (and will cause the Company Group and its and their respective Affiliates and Representatives not to) solicit, initiate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to, or enter into or consummate any transaction relating to, (i) any merger or sale of ownership interests in, or material assets of, the Company Group, or a recapitalization, share exchange, or similar transaction with respect to the Company Group, or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit the ability of the Company Group to consummate the Transactions contemplated by this Agreement (the transactions in subsections (i) and (ii), collectively “Company Competing Transactions”). In addition, the Company and Merger Sub will (and will cause the Company Group and its and their respective Affiliates and Representatives to) promptly cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Competing Transaction. The Company and Merger Sub will promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify SPAC if the Company or Merger Sub (or, to the Company’s Knowledge, any Affiliates or Representatives of the Company, Merger Sub or any other member of the Company Group) receives any inquiry, proposal, offer or submission with respect to a Company Competing Transaction, after the execution and delivery of this Agreement, and will inform the SPAC of the principal terms of the inquiry, proposal, offer or submission.

(b) From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with its terms, except as provided for in this Agreement, the SPAC will not (and will cause its Affiliates and Representatives not to) solicit, initiate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to, or enter into or consummate any transaction relating to, (i) any merger or sale of ownership interests in, or material assets of, the SPAC or any of its Subsidiaries, or a recapitalization, share exchange, or similar transaction with respect to the SPAC or any of its Subsidiaries, or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit the ability of the SPAC or any of its Subsidiaries to consummate the Transactions contemplated by this Agreement (the transactions in subsections (i) and (ii), collectively “SPAC Competing Transactions”). In addition, the SPAC will (and will cause its Affiliates and Representatives to) promptly cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any SPAC Competing Transaction. The SPAC will promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify the Company if the SPAC (or, to the SPAC’s Knowledge, any of its Affiliates or Representatives) receives any inquiry, proposal, offer or submission with respect to a SPAC Competing Transaction (not including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement, and will inform the Company of the principal terms of the inquiry, proposal, offer or submission.

46

5.8 Public Announcements; Required Information.

(a) Except (a) as otherwise expressly contemplated by this Agreement, and (b) for the separate or joint press releases to be issued by the Parties in the forms agreed by the Parties, neither the SPAC nor the Company will, and each of the SPAC and the Company will cause its Subsidiaries not to, issue, file or submit any Reviewable Document, except in compliance with Section 5.8(b). Notwithstanding the foregoing, to the extent such disclosure is required by applicable Law or the rules of any stock exchange, the Party seeking to make such disclosure will promptly notify the other Party thereof and the Party making such statement will use efforts reasonable under the circumstances to consult in good faith with the other Party thereto and comply with Section 5.8(b) prior to making such disclosure in order to allow a mutually agreeable Reviewable Document to be issued, filed or submitted.

(b) In connection with the preparation of any press release or other statement made to the public, or any Form 8-K or any other statement, report, filing, notice, or application made by or on behalf of the SPAC or the Company to any Governmental Authority or other third party, in each case in connection with Merger and the other transactions contemplated hereby (each, a “Reviewable Document”), and for such other reasonable purposes, each of the SPAC and the Company shall, upon request by the other, use commercially reasonable efforts (subject to applicable Law and contractual restrictions) to furnish the other with all information concerning themselves, their Subsidiaries, and each of their and their Subsidiaries’ respective directors, officers, and stockholders (including the directors of the Company to be elected effective as of the Closing pursuant hereto) and such other matters as may be reasonably necessary or advisable in connection with the Reviewable Document. Each Party hereby agrees that all such information supplied by it shall, as of the date of the filing of the Reviewable Document, be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. At a reasonable time prior to the filing, issuance, or other submission or public disclosure of a Reviewable Document by the SPAC or the Company, the other Party shall be given a reasonable opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that if after having been given a reasonable opportunity to review and comment upon a Reviewable Document, such consent of the other Party has not been received by the date that such Reviewable Document is required to be filed with the applicable Governmental Authority, such consent shall be deemed to have been given. Each party shall accept and incorporate all reasonable comments from the other party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof. Furthermore, the SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to any comments from any Governmental Authority on any Reviewable Document. Any language included in a Reviewable Document that reflects the comments of the reviewing Party, as well as any text as to which the reviewing Party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing Party and may henceforth be used by other Party in other Reviewable Documents and in other documents distributed by the other Party in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing Party.

47

5.9 Section 16 Matters. Prior to the Effective Time, each of the SPAC and the Company shall take all such steps as may be required (to the extent permitted by applicable Law) to cause any dispositions of the SPAC Ordinary Shares or acquisitions of Company Class A Ordinary Shares resulting from the Transactions, directly or indirectly, by each individual, if any, who is subject to Section 16(a) of the Exchange Act with respect to the SPAC or the Company as an officer or director thereof to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with (and to the extent permitted by) applicable SEC rules and regulations and interpretations of the SEC staff.

5.10 Control of Other Party’s Business. Nothing contained in this Agreement shall give the Company Group, directly or indirectly, the right to control or direct the SPAC’s operations prior to the Effective Time. Nothing contained in this Agreement shall give the SPAC, directly or indirectly, the right to control or direct the operations of the Company Group prior to the Effective Time. Prior to the Effective Time, each of the Company and the SPAC shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

5.11 NASDAQ Listing. From the date hereof through the Effective Time, the SPAC shall use its commercially reasonable efforts to maintain the listing of the SPAC Ordinary Shares, SPAC Units, and SPAC Rights on NASDAQ and maintain all applicable initial and continuing listing requirements of NASDAQ. The Company shall prepare and submit to NASDAQ a listing application, as required under NASDAQ rules, covering the Company Class A Ordinary Shares to be outstanding after, or issuable in, the Merger, and shall use its commercially reasonable best efforts to cause the Company Class A Ordinary Shares to be approved for listing on NASDAQ, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Effective Time.

5.12 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of anti-takeover Law shall become applicable to the Transactions, the SPAC, the Company, Merger Sub and their respective boards of directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

48

5.13 Financial Information.

(a) The Company shall, from the date hereof until the Closing Date, prepare and deliver to the SPAC, (i) as promptly as reasonably practicable and no later than four (4) weeks after the date hereof, Company Financials (including any related notes thereto) as of and for the two years ended December 31, 2024 and 2023, audited by a PCAOB qualified auditor in accordance with PCAOB standards and mutually agreed upon by the Company and SPAC pursuant to the form of Financial Advisory Agreement, which shall not differ in any material respect from the Company Financials attached as Exhibit B hereto, (iii) as promptly as reasonably practicable and no later than (x) forty-five (45) calendar days after the end of the first and third quarter of the Company’s fiscal year, and (y) ninety days (90) after the end of the first half of the Company’s fiscal year, the unaudited Company Financials (including, in the case of Company Financials for any such half fiscal year period, any related notes thereto) as of the end of and for such fiscal period and the corresponding period of the prior fiscal year (collectively, the “Subsequent Unaudited Financial Statements”) and (iii) as promptly as reasonably practicable and no later than ninety (90) calendar days after the end of any fiscal year, the audited Company Financials as of the end of and for such fiscal year and the prior fiscal year (collectively, and including the Audited Company Financials, the “Subsequent Audited Annual Financial Statements” and, together with the Subsequent Unaudited Financial Statements, the “Subsequent Period Financial Statements”). The Subsequent Period Financial Statements shall be prepared from the books and records of the Company Group and in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated in such statements and except that the unaudited statements may exclude the footnote disclosures and other presentation items required for U.S. GAAP and may exclude normal and immaterial year-end adjustments) and the applicable rules and regulations of the SEC, including the requirements of Regulation S-X. When delivered, the Subsequent Period Financial Statements shall present fairly in all material respects the financial position and results of operations of the Company Group as of the dates and for the periods shown therein (except that the unaudited statements may exclude the footnote disclosures and other presentation items required for U.S. GAAP and may exclude normal and immaterial year-end adjustments).

(b) During the Interim Period and from and after the Closing, the Company shall, in connection with the filing of any applicable SEC filings, cooperate with the SPAC to prepare pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X.

5.14 Extension; Payment of Extension Fees.  The SPAC and the Sponsors may extend, in accordance with the terms of the Governing Documents of the SPAC, the date by which the SPAC must consummate a Business Combination. In the event that it is determined by the SPAC that it is reasonably likely that the Merger will not be consummated by the required date as set forth in the SPAC’s Governing Documents, then the SPAC will extend the date in respect of which the SPAC must consummate a Business Combination for the full period of time allowed by the SPAC’s Governing Documents as of the date hereof (each, an “Extension”); provided, however, that the Company or an Affiliate thereof will pay all amounts required to be deposited in the Trust Account in connection with an Extension (each, an “Extension Payment”) by wire transfer of immediately available funds to the Trust Account. Each such Extension Payment shall be evidenced by a promissory note issued to the Company or such Affiliate thereof payable after the Effective Time in accordance with the terms thereof. In addition, the terms of the promissory note shall provide that, in the event of the termination of this Agreement in accordance with the terms of Section 8.1(a)-(c), (e) and (f), the promissory note shall be repaid upon the consummation by the SPAC of any other initial business combination, or upon dissolution and winding up of the SPAC from funds available outside the Trust Account, prior to any payments to the Sponsor out of such funds. The Company’s obligation to pay the Extension Payments will terminate upon the termination of this Agreement in accordance with Article VIII, except that if an applicable Extension Payment is due but not yet paid at the time of such termination, the Company’s obligation to pay such amount will not terminate upon the termination of this Agreement.

49

5.15 Equity Incentive Plan. Prior to the Effective Time, the Company shall adopt and approve an equity incentive plan with a share reserve equal to five percent (5%) of the issued and outstanding shares of the Surviving Company immediately following the Effective Time, with customary evergreen provisions (the “Equity Incentive Plan”).

5.16 Employment Agreements. The Key Personnel shall, as a condition to their continued employment with the Company Group, execute and deliver to the Company and the SPAC an employment agreement in the form as to be mutually agreed upon. Additionally, in consideration of receiving the Merger Consideration, the Key Personnel will also agree to non-solicitation and non-compete arrangements in the form as to be mutually agreed upon.

5.17 PIPE Financing.  As soon as practicable and prior to the consummation of the Merger, the Company and SPAC shall use its reasonable best efforts to enter into Subscription Agreements with the PIPE Investors procured and approved by the Parties, for an aggregate amount equal to at least $5,000,000, to purchase additional ordinary shares and/or preferred shares of the SPAC, concurrently with or prior to the Closing, at the initial price of ten dollars ($10.00) per ordinary share so purchased or per ordinary share underlying the preferred shares so purchased. The SPAC and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the PIPE Financing to be consummated on the terms set forth in the Subscription Agreements, including using their respective commercially reasonable efforts to (i) maintain in full force and effect the Subscription Agreements in accordance with the terms thereof, (ii) satisfy on a timely basis all conditions to obtaining the PIPE Financing set forth in the Subscription Agreements that are applicable to the SPAC or any of its Subsidiaries or the Company or the other members of the Company Group, and within the control of the SPAC or any of its Subsidiaries or the Company or any other member of the Company Group, respectively, (iii) comply on a timely basis with the SPAC’s or the Company’s obligations under the Subscription Agreements, (iv) cause the PIPE Investors to fund the PIPE Financing concurrently with or prior to the Closing and (v) enforce the SPAC’s or the Company’s rights under the Subscription Agreements.

5.18 Indemnification and Directors’ and Officers’ Insurance.  (a) From and after the Effective Time, the Company shall indemnify and hold harmless each present and former director, officer and employee of the SPAC and the Company and each of their respective Subsidiaries (the “D&O Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, claims, damages or losses incurred in connection with any claim, Action or threatened Action, whether civil, criminal, administrative, investigative or otherwise, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Company shall and shall cause the Surviving Company and each of its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time, (x) provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of D&O Indemnitees that are no less favorable to those Persons than the provisions of such Governing Documents of the SPAC and the Company as of the date of this Agreement, and (y) all rights to indemnification now existing in favor of the D&O Indemnitees in any indemnification agreements with the SPAC or the Company, as applicable, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

50

(b) At or prior to the Effective Time, the Company shall obtain and fully pay the premium for a six (6) year director’s and officers’ liability insurance “tail” policy, covering those Persons who are covered by the SPAC’s and the Company’s current directors’ and officers’ liability insurance policies with respect to claims that are based upon or arising out of any actual or alleged act, error or omission committed, or allegedly committed, prior to the Effective Time, with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than their current policies; provided, however, that in no event shall the Company be required to pay more than three hundred percent (300%) of the amount paid for such insurance in the last twelve (12)-month period prior to the date of this Agreement. In the event the aggregate premiums of such insurance coverage exceed such amount, the Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 5.19 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on the Company, the Surviving Company and all successors and assigns of the Company and the Surviving Company. In the event that the Company or the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 5.19.

(d) The D&O Indemnitees are express third-party beneficiaries of this Section 5.19.

5.19 Termination of Existing Registration Rights Agreements. Prior to the Closing, in connection with the entry into the Registration Rights Agreements, the SPAC shall cause to be terminated all existing registration rights agreements entered into between the SPAC and any other party, including the Sponsors. No parties to any such terminated registration rights agreements shall have any further rights or obligations thereunder.

5.20 Fees and Expenses. All fees and expenses incurred by the Parties in connection with this Agreement and the Transactions shall be paid by the Company.

51

5.21 Insurance. Prior to the Closing, the Company shall use commercially reasonably efforts to secure insurance of a type and coverage for similarly situated companies, including but not limited to (i) a directors’ and officers’ insurance policy; and (ii) a cyber insurance policy with coverage for data breaches or cyber attacks.

5.22 Restructuring. The Company shall use commercially reasonable efforts to complete the Restructuring as soon as reasonably practicable, and in any event, the Company shall complete the Restructuring within three (3) months after the date of this Agreement; provided, however, that the Company shall be permitted an additional three (3) months to complete the Restructuring in the event that the Hong Kong Securities and Futures Commission has not approved the Restructuring, as long as the Company continues to use commercially reasonable efforts to obtain such approval.

Article VI

CONDITIONS TO THE MERGER

6.1 Conditions to the Obligations of the SPAC, the Company and Merger Sub to Effect the Merger. The respective obligations of each Party to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by the Company and the SPAC) at or prior to the Closing of the following conditions:

(a) (i) all Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated; and (ii) there shall not be in effect any voluntary agreement between the SPAC or the Company and any Governmental Authority pursuant to which the SPAC or the Company has agreed not to consummate the Transactions for any period of time;

(b) the Registration Statement shall have become effective in accordance with the Securities Act and shall not be the subject of any stop order by the SEC or actual or threatened proceedings by a Governmental Authority seeking such a stop order;

(c) the SPAC Shareholder Approval shall have been obtained;

(d) as of the Closing Date, the listing of the Company Class A Ordinary Shares shall have been approved by Nasdaq, subject to official notice of issuance;

(e) no Governmental Authority of competent jurisdiction shall have enacted, issued or granted any Law (whether temporary, preliminary or permanent), in each case that is in effect and which has the effect of restraining, enjoining, prohibiting or making illegal the consummation of the Transactions;

(f) no Action shall be pending which is reasonably likely to (i) prevent consummation of any of the Transactions, (ii) cause any of the Transactions to be rescinded following consummation or (iii) affect materially and adversely the right of the Company to own, operate or control any of the Company IP, assets, operations, or business of the Company Group following the Transactions and no Order to any such effect shall be in effect;

52

(g) the Restructuring shall be consummated;

(h) the PIPE Financing shall be consummated; and

(i) if required under the SPAC Governing Documents, the SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

6.2 Additional Conditions to the Obligations of the Company and Merger Sub. The obligation of the Company and Merger Sub to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by the Company) at or prior to the Closing of the following additional conditions:

(a) the SPAC shall have performed and complied in all material respects with the obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Effective Time;

(b) other than the Fundamental Representations made by the SPAC, all representations and warranties made by the SPAC set forth in Article IV, shall be true and correct (without giving effect to any limitation as to materiality or SPAC Material Adverse Effect or any other similar limitation set forth therein) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a SPAC Material Adverse Effect. The Fundamental Representations made by the SPAC shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);

(c) no SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date;

(d) the SPAC shall have delivered to the Company the SPAC Condition Certificate;

(e) the SPAC shall have executed and delivered the applicable Transaction Documents, and to the extent applicable, performed and complied with the obligations, covenants and agreements thereunder required to be performed by it prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect; and

(f) all members of the SPAC Board and all executive officers of the SPAC as of immediately prior to the Effective Time shall have executed and delivered written resignation letters effective as of the Effective Time.

53

6.3 Additional Conditions to the Obligations of the SPAC. The obligation of the SPAC to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by the SPAC) at or prior to the Closing of the following additional conditions:

(a) the Company and Merger Sub shall each have performed and complied in all material respects with the obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Effective Time;

(b) other than the Fundamental Representations made by the Company and Merger Sub, all representations and warranties of the Company and Merger Sub set forth in Article III, shall be true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect or any other similar limitation set forth therein) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. The Fundamental Representations made by the Company and Merger Sub shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(c) no Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date;

(d) the Company shall have delivered to the SPAC the Company Condition Certificate;

(e) the Company (or such other applicable Subsidiary of the Company) and Merger Sub shall have executed and delivered each of the applicable Transaction Documents, and to the extent applicable, performed and complied with the obligations, covenants and agreements to be performed thereunder by them prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect; and

(f) (i) all outstanding indebtedness owed to the Company Group by Affiliates or officers or directors thereof or by any other Person designated by the Company who will become an officer or director of the Company upon the Closing shall have been repaid in full; (ii) all outstanding guaranties and similar arrangements pursuant to which the Company Group has guaranteed the payment or performance of any obligations of any such Affiliate or officer or director to a third party shall have been terminated; and (iii) no Affiliate of the Company Group shall utilize, or shall own any direct equity interests in any company that utilizes, in its name or otherwise “Mango Financial” or any derivative thereof.

54

Article VII

SURVIVAL AND INDEMNIFICATION

7.1 Survival. All representations and warranties of the Company and Merger Sub contained in this Agreement shall survive the Closing and shall remain in full force and effect until and including the date that is twenty-four (24) months after the Closing Date; provided, that Fraud Claims shall survive indefinitely; provided, further, that the Fundamental Representations made by the Company and Merger Sub shall survive until to the expiration of the applicable statute of limitations (the applicable expiration dates per the above are each an “Expiration Date”, and, collectively, the “Expiration Dates”). If a Claim Notice (as defined below) for a bona fide claim of a breach of any representation or warranty or with respect to the matters set forth in Schedule 7.2 has been given before the applicable Expiration Date, then the relevant representations and warranties, or right to make a claim, as applicable, shall survive as to such claim, until the claim has been finally resolved. All representations and warranties of the SPAC contained in this Agreement shall terminate and expire upon the Closing (and after the Closing there shall be no liability in respect thereof). All covenants and agreements of the Parties contained in this Agreement shall terminate and expire upon the Closing (and there shall be no liability after the Closing in respect thereof); provided, however, that those covenants and agreements of the Company and Merger Sub contained herein that by their terms expressly require performance after the Closing shall survive the Closing indefinitely, but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing.

7.2 Indemnification.

(a) Subject to the terms and conditions of this Article VII, from and after the Closing, the Earnout Recipients and their repective successors and assigns (each, with respect to any claim made pursuant to this Article VII, an “Indemnifying Party”), will to the extent of the Indemnification Shares, jointly and severally, and thereafter severally, but not jointly, indemnify, and without duplication, defend and hold harmless the Combined Company and SPAC shareholders prior to the Merger (with respect to any claim made pursuant to this Article VII, the “Indemnified Party”), from and against any and all losses (including a diminution in the value of the Combined Company), actions, Orders, Liabilities, damages, Taxes, interest, penalties, Liens, amounts paid in settlement, and reasonable costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses) (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnified Party to the extent arising in whole or in part out of or resulting from (whether or not involving a Third Party Claim (as defined below)): (i) any inaccuracy or breach of any representation or warranty made by the Company or Merger Sub in this Agreement or in any certificate delivered by the Company or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made and as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or (ii) the non-fulfillment or breach of any covenant or agreement of the Company or Merger Sub contained in this Agreement.

(b) In no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall Losses be deemed to include, any punitive, special, incidental, exemplary, consequential, indirect or exemplary damages, except for any such damages to the extent actually awarded by a court of competent jurisdiction and paid to a third party in a Third Party Claim.

55

(c) For all purposes of this Article VII, any representation or warranty contained in or made pursuant to this Agreement, or contained or made pursuant to any certificate delivered by the Company or Merger Sub to the SPAC pursuant to this Agreement in connection with the Closing, that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

(d) Any Losses recoverable hereunder shall be reduced in amount by insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by any Indemnified Party in connection with such Losses, and the Indemnified Party shall use reasonable and diligent efforts to realize such benefits, proceeds, payments or reimbursements.

(e) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the extent reasonably necessary to remedy the breach that gives rise to such Loss.

7.3 Limitations on Indemnification. The maximum aggregate amount of indemnification payments that the Indemnifying Party will be obligated to pay in the aggregate pursuant to Section 7.2(a)(i) shall be subject to the limitations in this Section 7.3. The Indemnifying Party shall not be liable to any Indemnified Party for indemnification under Section 7.2(a)(i) until the aggregate amount of all Losses in respect of indemnification under Section 7.2 exceeds an amount equal to $50,000 (the “Deductible”), in which event the Indemnifying Party shall be required to pay or be liable for all such Losses from the first (1st) dollar. The aggregate amount of all Losses for which the Indemnifying Party shall be liable pursuant to Section 7.2(a)(i) shall not exceed the amount equal to 25% of the Company Ordinary Shares held by the Shareholders immediately after the Merger (the “Cap”). The Deductible and the Cap shall not apply to indemnifcation of breaches of any of the Fundamental Representations.

7.4 Indemnification Procedures.

(a) The Sponsors, acting on behalf of the Indemnified Party, and the Indemnifying Party each shall designate a representative from time to time (the “Indemnified Party Representative” and the “Indemnifying Party Representative,” respectively), who shall have the sole right to act on behalf of the Indemnified Party or the Indemnifying Party, as applicable, with respect to any indemnification claims made pursuant to this Article VII, including bringing and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnified Party or Indemnifying Party, as applicable. Each such representative shall have the sole right to act on behalf of the Indemnified Party and the Indemnifying Party, as the case may be, with respect to any indemnification claims made pursuant to this Article VII, including the giving and receiving of any notices in connection with any claim for indemnification under this Agreement.

(b) In order to make a claim for indemnification hereunder, the Indemnified Party Representative must provide written notice (a “Claim Notice”) of such claim to the Indemnifying Party Representative, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the Indemnified Party Representative may thereafter in good faith adjust the amount of Losses with respect to the claim to reflect additional information obtained after the date of the initial Claim Notice by providing a revised Claim Notice to the Indemnifying Party Representative).

(c) In the case of any claim for indemnification under this Article VII arising from a claim of any third party (a “Third Party Claim”), the Indemnified Party Representative must give a Claim Notice with respect to such Third Party Claim to the Indemnifying Party Representative promptly (but in no event later than fifteen (15) days) after the Indemnified Party’s receipt of notice of such Third Party Claim; provided; that the failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations except to the extent that the defense of such Third Party Claim is actually prejudiced by the failure to give such notice. The Indemnifying Party will have the right to defend and to direct the defense against any such Third Party Claim, and with counsel selected by the Indemnifying Party, unless at any time while such Third Party Claim is pending (i) such claim is criminal in nature, or would reasonably be expected to lead to criminal proceedings, (ii) such claim seeks an injunction or other equitable relief against the Indemnified Party, or (iii) if in the reasonable opinion of counsel to the Indemnified Party, (x) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Parties, or (y) there exists a conflict of interest between the Indemnified Party and the Indemnifying Parties that cannot be waived. If the Indemnifying Party Representative elects, and is entitled, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party Representative of its intent to do so, and the Indemnified Party will, at the request and expense of the Indemnifying Party (solely to the extent the expense incurred by the Indemnified Party is reasonable), cooperate in the defense of such Third Party Claim. If the Indemnifying Party Representative elects not to, or at any time is not entitled under this Section 7.4 to, compromise or defend such Third Party Claim, or fails to notify the Indemnified Party Representative of its election as herein provided, the Indemnified Party may compromise or defend such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Party will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnified Party or the Indemnified Party Representative without the prior written consent of the Indemnifying Party Representative (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnified Party will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable Order, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party. The Indemnifying Party’s right to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, however, that no such compromise or settlement will obligate the Indemnified Party to agree to any settlement that includes any remedy other than monetary damages, that requires an admission of fault by the Indemnified Party or the Combined Company, or that requires the taking or restricts the taking of any action (including competition restrictions) by the Indemnified Party or the Combined Company other than the execution of a release for such Third Party Claim or agreeing to be subject to customary confidentiality obligations in connection therewith, except with the prior written consent of the Indemnified Party Representative on behalf of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed). If the Indemnifying Party Representative elects, and is entitled, to compromise or defend such Third Party Claim, the Indemnified Party Representative will have the right, at its sole expense, to participate in the compromise or defense of any Third Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to direct the defense.

56

(d) With respect to any direct indemnification claim that is not a Third Party Claim, the Indemnifying Party Representative will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Indemnifying Party Representative does not respond to such Claim notice within such thirty (30) days, or responds within such thirty (30) days and rejects such claim in whole or in part, the Indemnified Party will be free to pursue such remedies as may be available under this Agreement, any Transaction Documents or applicable Law.

7.5 Indemnification Payments. Any indemnification obligation of an Indemnifying Party under this Article VII will be settled, first, through delivery to the Combined Company of such number of Indemnification Shares, regardless of whether or not such Indemnification Shares have been released from escrow, and, thereafter, through the delivery of such number of other Company Ordinary Shares that together are equal in value to the finally determined amount of the indemnifiable Loss (for the avoidance of doubt, subject to the limitations set forth in Section 7.3). The value of the Indemnification Shares shall be detemined based on the dollar volume-weighted average price of the Company Class A Ordinary Shares on the principal securities exchange or securities market on which such security is then traded during the fifteen (15) trading day period ending one (1) business day prior to the date of the finally determined indemnification amount (which delivery shall be required to be made within five (5) Business Days after the final determination of such obligation in accordance with this Section 7.5). In no event shall any Indemnifying Party be required to pay or reimburse its indemnification obligations with cash. Notwithstanding the foreoing, in lieu of delivering all or a portion of the Indemnification Shares otherwise deliverable to the Combined Company in accordance with this Article VII, the Indemnifying Party may pay the value of such Indemnification Shares, as determined in accordance with this Section 7.5, to the Combined Company, in cash. In connection with any such payment in cash, the corresponding Indemnification Shares, if then held in escrow, shall be released from escrow and delivered to the Indemnifying Party in accordance with the Indemnification Escrow Agreement. For the avoidance of doubt, any such payment in cash shall be counted towards the Cap to the same extent as a payment in Company Class A Ordinary Shares, as if such shares themselves had been delivered.

Article VIII

TERMINATION

8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after the SPAC Shareholder Approval:

(a) by mutual written agreement of the Company and the SPAC;

(b) by written notice from the Company or the SPAC, if the Closing shall not have occurred on or prior to February 28, 2026 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose action or failure to comply with its obligations under this Agreement or any of the other Transaction Documents has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date;

57

(c) by written notice from the Company or the SPAC, if any Law or Order shall have been promulgated, entered, enforced, enacted or issued and in effect or shall have been deemed to be applicable to the Merger or the other Transactions, by any Governmental Authority of competent jurisdiction that permanently restrains, enjoins, prohibits, or makes illegal the consummation of the Merger or the other Transactions, and such Law or Order shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose action or failure to perform any of its obligations under this Agreement or any of the Transaction Documents is the primary cause of, or primarily resulted in, the enactment or issuance of any such Law or Order;

(d) by the SPAC upon written notice to the Company, in the event of a breach of any representation, warranty, covenant or agreement on the part of the Company or Merger Sub or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, such that the conditions specified in Section 6.3(a) or Section 6.3(b) would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by the Company or Merger Sub by the earlier of: (x) thirty (30) days after receipt of written notice thereof, or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided, that the SPAC shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the SPAC is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent such breach or breaches would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b);

(e) by the Company upon written notice to the SPAC, in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the SPAC or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, such that the conditions specified in Section 6.2(a) or Section 6.2(b) would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by the SPAC by the earlier of: (x) thirty (30) days after receipt of written notice thereof, or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent such breach or breaches would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b);

(f) by the Company or the SPAC upon written notice, if the SPAC Shareholder Approval shall not have been obtained upon a vote taken thereon at the SPAC Shareholders Meeting, duly convened therefor, or at any adjournment or postponement thereof; provided, that the right to terminate this Agreement pursuant to this Section 8.1(f) shall not be available to a Party whose actions or failure to perform any of its obligations under this Agreement is the primary cause of, or primarily resulted in, the failure to obtain such approval; and

58

(g) by the SPAC upon written notice if the financial statements of the Company for the years ended December 31, 2024 and 2023 as audited by a PCAOB qualified auditor are materially different from the Company Financials delivered to SPAC and attached as Exhibit B hereto.

8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, without any Liability on the part of any Party; provided, that no such termination shall relieve any Party of any liability or damages resulting from Fraud Claims; provided, further, that Section 5.6(b), this Section 8.2, Section 8.3 and Article IX hereof shall survive any termination of this Agreement. The Confidentiality Agreement shall not be affected by any termination of this Agreement.

Article IX

MISCELLANEOUS

9.1 Trust Account. As of the Effective Time, the obligations of the SPAC to dissolve or liquidate within a specified time period as contained in the SPAC’s Governing Documents will be terminated and the SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of the SPAC by reason of the consummation of the Merger or otherwise, and no shareholder of the SPAC shall be entitled to receive any amount from the Trust Account (except in the event they elect to redeem their SPAC Ordinary Shares in connection with the consummation of the Business Combination). At least forty-eight (48) hours prior to the Effective Time, the SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to the SPAC (except with respect to the SPAC Shareholders in the event they elect to redeem their SPAC Ordinary Shares in connection with the consummation of the Business Combination) and thereafter shall cause the Trust Account and the Trust Agreement to terminate. The Parties hereby agree that upon such transfer of funds to the SPAC, such funds, including any PIPE Financing proceeds, will be used to (i) first to pay any accrued by unpaid Transaction Expenses, (ii) then to pay the deferred IPO underwriting fees, and (ii) finally, any remaining cash will be transferred to the Company to be used for working capital and other general corporate purposes of the Business following the Closing.

9.2 Waiver Against Trust Account. Reference is made to the IPO Prospectus. Each of the Company and Merger Sub hereby represents and warrants that it has read the IPO Prospectus and understands that the SPAC has established the Trust Account containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the SPAC Shareholders and that, except as otherwise described in the IPO Prospectus, the SPAC may disburse monies from the Trust Account only: (a) to the SPAC Shareholders in the event they elect to redeem their SPAC Ordinary Shares in connection with the consummation of the Business Combination or in connection with an amendment to SPAC’s Governing Documents to extend the SPAC’s deadline to consummate a Business Combination, (b) to the SPAC Shareholders if the SPAC fails to consummate a Business Combination within with the time period set forth in the SPAC’s Governing Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and (d) to the SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of the SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and Merger Sub hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company, Merger Sub nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom to the SPAC Shareholders, or make any claim against the Trust Account (including any distributions therefrom to the SPAC Shareholders), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the SPAC or any of its Representatives, on the one hand, and the Company, Merger Sub or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on Contract, tort, equity or any other theory of legal liability (collectively, the “Trust Account Released Claims”); provided that the Company and Merger Sub shall be entitled to seek claims against the funds held in the Trust Account after the same are released to the Company as indicated below. Each of the Company and Merger Sub on behalf of itself and its Affiliates hereby irrevocably waives any Trust Account Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom to the SPAC Shareholders) now or in the future as a result of, or arising out of, any negotiations, Contracts or agreements with the SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom to the SPAC Shareholders) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with the SPAC or its Affiliates). Each of the Company and Merger Sub agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the SPAC and its Affiliates to induce the SPAC to enter in this Agreement, and the Company and Merger Sub further intend and understand such waiver to be valid, binding, and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company, Merger Sub or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to the SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the SPAC or its Representatives, each of the Company and Merger Sub hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom to the SPAC Shareholders) or any amounts contained therein except to the extent distributed to the SPAC upon the Closing. In the event that the Company, Merger Sub or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to the SPAC or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom to the SPAC Shareholders), whether in the form of money damages or injunctive relief, the SPAC and its Representatives, as applicable, shall be entitled to recover from the Company, Merger Sub and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event the SPAC or its Representatives, as applicable, prevails in such Action. This Section 9.2 shall survive termination of this Agreement for any reason and continue indefinitely.

59

9.3 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State without giving effect to any choice or conflict of Law provision or rule. The Parties hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the State of New York for the purpose of any Action, directly or indirectly, arising out of, relating to, or in connection with this Agreement brought by any Party; (b) agrees that service of process will be validly effected by sending notice in accordance with Section 9.4; (c) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim, whether actual or potential, known or unknown, suspected or unsuspected, based upon past or future events, now existing or coming into existence in the future, that (i) such Action is not subject to the subject matter jurisdiction of at least one of the above-named courts; (ii) its property is exempt or immune from attachment or execution in the State of New York; (iii) such Action is brought in an inconvenient forum; (iv) that the venue of such Action is improper; or (v) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts; provided that the Merger, the Plan of Merger and any exercise of appraisal and dissenters’ rights under the Laws of the Cayman Islands with respect to the Merger, shall in each case be governed by the Laws of the Cayman Islands. THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE (AND SHALL CAUSE THEIR SUBSIDIARIES AND AFFILIATES TO WAIVE) THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS, OR ANY TRANSACTION DOCUMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, THE TRANSACTIONS, ANY TRANSACTION DOCUMENT, OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 9.3. NO PARTY OR REPRESENTATIVE OF ANY PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 9.3 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

60

9.4 Notices. Except as otherwise expressly provided herein, any notice, consent, waiver and other communication hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail, with confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to the Company or Merger Sub, to:

Mango Financial Limited

Units 2305-2306, 23/F, Grand Millennium Plaza

181 Queen’s Road, Central,

Sheung Wan, Hong Kong, 75PE+8C, Attention: Jialing Zhang

Email: angelazhang@mangofinancial.com.hk

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attention:	Mitchell Nussbaum
Ronelle C. Porter
Alex Weniger-Araujo
Email:	mnussbaum@loeb.com
rporter@loeb.com
aweniger@loeb.com

if to the SPAC, to:

Cayson Acquisition Corp

420 Lexington Avenue, Suite 2446

New York, New York 10170

Attention:	Taylor Zhang, CFO
Email:	taylorzhang@caysonspac.com

with, prior to the Closing, a copy (which shall not constitute notice) to:

Graubard Miller

405 Lexington Avenue, 44th Floor

New York, New York 10174

Attention:	David A. Miller
Jeffrey M. Gallant
Eric T. Schwartz
Email:	dmiller@graubard.com
jgallant@graubard.com
eschwartz@graubard.com

61

9.5 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

9.6 Entire Agreement. This Agreement (including the Exhibits, the Disclosure Schedules, and Schedules hereto), the Confidentiality Agreement and the Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the Parties with respect to such subject matter; except that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its respective terms.

9.7 Amendments and Waivers.

(a) Any Party may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document, certificate or writing delivered pursuant hereto and any of the terms or conditions of this Agreement or (without limiting Section 9.7(b)) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the Parties of any breach hereunder shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver, and for waivers after the Closing, unless approved in writing by the independent directors of the Company.

(b) This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by the Parties in the same manner (but not necessarily by the same Persons) as this Agreement, and which makes reference to this Agreement, and for amendments or modifications after the Closing, only upon approval in writing by the independent directors of the Company.

9.8 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the SPAC and the Company and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.9 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.10 Specific Performance.

(a) The Parties agree and acknowledge that the failure to perform under this Agreement will cause an actual, immediate and irreparable harm and injury and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of them hereunder to consummate the Transactions) or were otherwise breached. Accordingly, it is agreed that, (i) each of the Parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief, each without proof of damages prior to the valid termination of this Agreement in accordance with Section 8.1, to prevent breaches or threatened breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) prior to the Closing or any termination of this Agreement in accordance with Section 8.1, damages shall be awarded only in a case where a court of competent jurisdiction shall have determined that, notwithstanding the Parties’ intention for specific performance to be the applicable remedy prior to termination or the Closing, such specific performance is not available or otherwise will not be granted as a remedy.

62

(b) The Parties further agree that (i) by seeking the remedies provided for in this Section 9.10, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages, subject to the terms hereof, (ii) nothing contained in this Section 9.10 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 9.10 before exercising any termination right under Section 8.1 (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 9.10 or anything contained in this Section 9.10 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 8.1 or to pursue any other remedies under this Agreement that may be available then or thereafter; (iii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement; and (iv) no Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(c) To the extent either party hereto brings any Action to enforce specifically the performance of the terms and provisions of this Agreement in accordance with this Section 9.10, the Outside Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action.

9.11 Severability. If any provision of this Agreement or any Transaction Document, or the application of any such provision to any Person or circumstance, shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

9.12 Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

63

9.13 Construction of Certain Terms and References; Captions.  Unless the context of this Agreement otherwise requires:

(a) The terms “Article,” “Section,” “Annex,” “Exhibit,” “Schedule,” and “Disclosure Schedule” refer to the specified Article, Section, Annex, Exhibit, Schedule or Disclosure Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs;

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;”

(d) Any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule;

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement;

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day;

(g) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day;

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP, unless the context otherwise requires;

(i) All monetary figures shall be in United States dollars unless otherwise specified; and

64

(j) The phrases “furnished,” “provided,” “delivered” or “made available” to a Party, or similar formulations, when used with respect to information or documents means that such information or documents have been (i) physically or electronically delivered directly to a Party’s legal counsel or financial advisors prior to such time or available to such Party (without material redactions) in the electronic data room hosted by the providing Party in connection with the Transactions. or (ii) are the SPAC SEC Filings and have been made publicly available on the SEC’s EDGAR website by the SPAC and, in each of clause (i) and (ii), not later than forty-eight (48) hours prior to the execution of this Agreement (and continuously available to such Party and its legal counsel and financial advisors through the date hereof).

9.14 Disclosure Schedules. The Company Disclosure Schedule and the SPAC Disclosure Schedule (each, a “Disclosure Schedule” and, collectively, the “Disclosure Schedules”) (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedule and the SPAC Disclosure Schedule (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information in any Disclosure Schedule shall not be deemed to constitute in itself an acknowledgment that such information is required to be disclosed in connection with this Agreement, nor shall such information be deemed to establish a standard of materiality.

9.15 Legal Representation.

(a) The Company and the SPAC, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company and/or any of their respective directors, shareholders, partners, officers, employees or Affiliates (other than the Company) (collectively, the “Mango Group”), on the one hand, and (y) the Company and/or any member of the Mango Group , on the other hand, any legal counsel, including Loeb & Loeb (“Loeb”), that represented the Company or a member of the Mango Group prior to the Closing may represent any member of the Mango Group in such dispute even though the interests of such Persons may be directly adverse to the Company, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company and/or a member of the Mango Group. Neither the Company nor SPAC shall seek to or have Loeb disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Company or the Mango Group by Loeb. The Parties hereby waive any potential conflict of interest arising from such prior representation and each Party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such Party has consulted with counsel in connection therewith. The Company and SPAC, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among the Company and/or any other member of the Mango Group, on the one hand, and Loeb, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Mango Group after the Closing.

65

(b) The Company and the SPAC, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the holders of equity interests of the SPAC and/or any of their respective directors, shareholders, partners, officers, employees or Affiliates (other than the SPAC) (collectively, the “SPAC Group”), on the one hand, and (y) the SPAC and/or any member of the SPAC Group, on the other hand, any legal counsel, including Graubard Miller (“Graubard”) that represented the SPAC prior to the Closing may represent any member of the SPAC Group in such dispute even though the interests of such Persons may be directly adverse to the Company, and even though such counsel may have represented the SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for the SPAC. Neither the Company nor the SPAC shall seek to or have Graubard disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the SPAC or the SPAC Group by Graubard. The Parties hereby waive any potential conflict of interest arising from such prior representation and each Party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such Party has consulted with counsel in connection therewith. The Company and SPAC, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among the SPAC and/or any member of the SPAC Group, on the one hand, and Graubard, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the SPAC Group after the Closing, and shall not pass to or be claimed or controlled by the Company.

Article X

DEFINITIONS

10.1 Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, mediation or any subpoena (including any formal request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

66

“Balance Sheet Date” means December 31, 2024.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Combination” has the meaning set forth in the SPAC’s Governing Documents as in effect on the date hereof.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, Cayman Islands or Hong Kong are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar Orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York, Cayman Islands and Hong Kong are generally open for use by customers on such day.

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Combined Company” means the Company and its Subsidiaries, including the Surviving Company, after the consummation of the Transactions.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid Treasury Regulation promulgated thereunder.

“Company Disclosure Schedule” means the Disclosure Schedule delivered by the Company to SPAC on the date hereof and identified as such.

“Company Class A Ordinary Shares” means the class A ordinary shares of a par value of $0.0001 each in the share capital of MFG.

“Company Class B Ordinary Shares” means the class B ordinary shares of a par value of $0.0001 each in the share capital of MFG.

67

“Company Group Assets” means all rights, title and ownership interests in and to all properties, claims, Contracts, businesses, or assets (including goodwill), which constitute all of the interests in real and tangible personal property owned, leased or licensed by a Company Group member and are required for the continued operation of the Business as currently conducted, wherever located, of every kind, character and description, whether real, personal, or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person, which includes the Company Registered IP and Company IP.

“Company Material Adverse Effect” means, any Effect that (a) has had, or would reasonably be expected to have, individually or in the aggregate with any other Effects, a material adverse effect upon the Business, properties, assets, Liabilities, results of operations, or financial condition of the Company Group, taken as a whole; provided, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, individually or in the aggregate, a Company Material Adverse Effect, for purposes of this clause (a): (i) any general changes in the financial or securities markets or general economic or regulatory conditions,; (ii) any changes, conditions or effects that generally affect the industries in which the Company Group principally operates; (iii) changes in applicable Law or U.S. GAAP or, in each case, authoritative interpretations thereof; (iv) any changes resulting from any natural disaster, including any hurricane, storm, flood, tornado, volcanic eruption, earthquake, other weather-related events or other comparable events, or any worsening thereof; (v) any changes resulting from local, national or international political conditions, including the outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, acts of foreign or domestic terrorism or civil unrest, or (vi) any changes resulting from any epidemics, pandemics or disease; (vii) any failure in and of itself by the Company Group to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided, that the underlying cause of any such failure may be considered in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (viii) any changes directly resulting from the execution of this Agreement or the Transaction Documents or the announcement or the pendency of the Transactions but not the consummation of the Transactions contemplated hereunder, including actions of suppliers, landlords, distributors, partners or Governmental Authorities (provided, that this clause (viii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution of this Agreement or the announcement or the pendency of the Merger), (ix) any changes resulting from any action required to be taken by the terms of this Agreement or at the explicit request or direction of the SPAC; provided, that in the case of or change referred to in clauses (i) - (vi) immediately above, there shall be no Company Material Adverse Effect unless such Effect disproportionately impacts the a member of the Company Group compared to other participants in the industries in which the Company Group conducts the Business, in which case the incremental disproportionate impact thereof shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur; or (b) has, or would reasonably be expected to, individually or in the aggregate, impair or delay the ability of the Company Group to timely perform its obligations hereunder, or to consummate the Transactions on a timely basis, including the Merger, or prevent it from performing such obligations or consummating the Transactions.

68

“Company Ordinary Shares” means, collectively, the Company Class A Ordinary Shares and the Company Class B Ordinary Shares.

“Company Share Rights” means all options, warrants, rights, or other securities (including debt instruments) to purchase, convert or exchange into Company Ordinary Shares.

“Confidentiality Agreement” means that certain confidentiality agreement between the SPAC and Company dated as of October 25, 2024.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), excluding any Benefit Plan.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing: (a) any other Person owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; and (c) a Person shall be deemed to Control a spouse, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of such Person or a trust for the benefit of such Person or of which such Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Earnout Escrow Agreement” means that certain escrow agreement to be entered into with the Escrow Agent prior to the Closing and in a form reasonably agreed to by the Parties, which shall cover the treatment and release of the Earnout Shares.

“Effect” means any change, circumstance, fact, event, development, condition, occurrence, or effect.

“Entity” means any Person that is a legal entity.

“Environmental Law” means any Law relating to (a) pollution or protection of the environment (including air quality, surface water, groundwater, soils, subsurface strata, sediments, drinking water), natural resources, or human health and safety (to the extent related to exposure to Hazardous Materials or hazardous conditions) or (b) the exposure to, or the use, registration, management, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release, threatened Release, investigation, remediation, or disposal of Hazardous Materials.

69

“Escrow Agent” means Continental Stock Transfer & Trust Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Continental Stock Transfer & Trust Company.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“Fundamental Representations” means, with respect to the Company and Merger Sub, the representations and warranties set forth in Section 3.1 (Organization of the Company and Merger Sub), Section 3.2 (Due Authorization), Section 3.3 (Capitalization), Section 3.17 (Intellectual Property), Section 3.18 (Tax Matters), Section 3.23 (Employee Benefits), Section 3.24 (Environmental Matters), Section 3.30 (Brokers’ Fees), and with respect to the SPAC, the representations and warranties set forth in Section 4.1 (Organization of the SPAC), Section 4.2 (Due Authorization), Section 4.3 (Authorized Share Capital and Other Matters) and Section 4.14 (Brokers’ Fees).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of an exempted company incorporated in the Cayman Islands are its memorandum and articles of association (as amended, restated, amended and restated or otherwise modified from time to time).

“Governmental Authority” means any United States or foreign federal, national, state, county, municipal, provincial, or local, or any transnational or supranational, government, any Person exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to any such government or political subdivision thereof, including any regulatory, self-regulatory or quasi-regulatory authority, agency, commission, body, department or other instrumentality, and any court, arbitral body or tribunal of competent jurisdiction.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability, standards of care, or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

70

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business consistent with past practice), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with U.S. GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of banker’s acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Indemnification Escrow Agreement” means that certain escrow agreement to be entered into with the Escrow Agent, prior to the Closing in accordance with the terms of Section 2.13 and in a form reasonably agreed to by the Parties, which shall cover the treatment and release of the Indenmification Shares.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intangible rights recognized as protectable intellectual property under the Laws of any country.

“Interests” means shares, partnership interests, limited liability company interests or any other equity interest in any Person that is an Entity.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of the SPAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the SPAC, dated as of September 19, 2024, and filed with the SEC on September 20, 2024 (File No. 333-280564).

“Knowledge” or any other similar knowledge qualification, means (a) with respect to the Company Group, the actual or constructive knowledge of the persons set forth in Schedule 10.1(a)(ii) of the Company Disclosure Schedule, and (b) with respect to the SPAC, the actual or constructive knowledge of the persons set forth in Schedule 10.1(a)(ii).

71

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, writ, injunction, Order or Consent or any jurisdiction that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under U.S. GAAP or other applicable accounting standards), including Tax liabilities due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, of any kind or nature whatsoever, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law, and any agreement to create any of the foregoing.

“Merger Consideration” means the Company Class A Ordinary Shares issuable to the holders of the SPAC Ordinary Shares and the SPAC Rights based on a total equity value of the Company of $300 million.

“Merger Sub Ordinary Shares” means the ordinary shares with par value of $0.0001 each in the share capital of Merger Sub.

“NASDAQ” means the U.S. Nasdaq Global Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, or judicial award that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign permits, grants, easements, Consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, or registrations of any Governmental Authority.

72

“Permitted Liens” means (a) requirements and restrictions of zoning, licensing, permitting, building and other similar land-use Laws which are not violated by the present use or occupancy of the real property subject thereto; (b) Liens for Taxes or mechanics’, materialmen’s and similar Liens arising or incurred in the ordinary course of business consistent with past practice and with respect to any amounts, in each case (i) not yet due and payable or (ii) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP; (b) other Liens imposed by operation of Law arising in the ordinary course of business consistent with past practice for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past practice, or pledges or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, performance and return of money bonds and similar obligations; (d) liens arising under conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice to the extent not subject to any default; (e) pledges or deposits to secure public or statutory obligations unrelated to any default or violation of any Law; (f) with respect to any real property, (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien on the lessor’s interest therein and (ii) any Liens encumbering the underlying fee title of the real property and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, such real property in the ordinary course operation of the Business as currently conducted; (g) reversionary rights in favor of landlords under any real property leases with respect to any of the buildings or other improvements owned by the Company Group; (h) purchase money Liens and Liens securing rental payments under capital lease agreements; and (i) Liens arising under or created by this Agreement or any Transaction Document (other than as a result of a breach or default under such Contracts).

“Person” means any individual, state, trust or trustee on behalf of a trust, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other organization or Entity of any kind.

“Personal Information” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information in any form or media that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected information” or similar term under any and all similar and applicable Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

73

“Proceeding” means any suit, proceeding, complaint, claim, charge, hearing, labor dispute or investigation before or by a Governmental Authority or an arbitrator.

“Proxy Statement” means the proxy statement to be mailed to the shareholders of the SPAC relating to the SPAC Shareholders Meeting, including any amendments or supplements thereto.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Registration Statement” means the registration statement on Form F-4 to be filed by the Company and SPAC with the SEC (as amended and supplemented from time to time) to effect the registration under the Securities Act of the issuance of the Company Class A Ordinary Shares that will be issued to the holders of SPAC Ordinary Shares and SPAC Rights pursuant to the Merger.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Regulatory Authorizations” means any approvals, clearances, authorizations, registrations, certifications, licenses, exemptions and permits granted by any Governmental Authority.

“Requisite Regulatory Approvals” means all Regulatory Authorizations, Consents, clearances, orders, approvals, or expirations of applicable waiting periods set forth on Schedule 10.1(b).

“Restructuring” has the meaning set forth in the recitals.

“Rights Agreement” means the Rights Agreement dated as of September 19, 2024, between the SPAC and Continental Stock Transfer & Trust Company.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders” means, collectively, the holders of Company Ordinary Shares, including in their capacity as shareholders of North Water, prior to the Restructuring.

74

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SPAC Disclosure Schedule” means the Disclosure Schedule delivered by SPAC to the Company on the date hereof and identified as such.

“SPAC Material Adverse Effect” means any Effect that (a) has, or would reasonably be expected to have, individually or in the aggregate with any other Effects, a material adverse effect on the business, properties, assets, liabilities, or financial condition of the SPAC, taken as a whole; provided, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, individually or in the aggregate, a SPAC Material Adverse Effect for purposes of this clause (a): (i) any general changes in the financial or securities markets or general economic or regulatory conditions; (ii) any changes, conditions or effects that generally affect the industries in which the Company Group principally operates; (iii) changes in applicable Law or GAAP or, in each case, authoritative interpretations thereof; (iv) any changes resulting from any natural disaster, including any hurricane, storm, flood, tornado, volcanic eruption, earthquake, other weather-related events or other comparable events, or any worsening thereof; (v) any changes resulting from local, national or international political conditions, including the outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, acts of foreign or domestic terrorism or civil unrest, or (vi) any changes resulting from any epidemics, pandemics or disease; (vii) any failure in and of itself by the SPAC to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided, that the underlying cause of any such failure may be considered in determining whether a SPAC Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (viii) any changes directly resulting from the execution of this Agreement or the Transaction Documents or the announcement or the pendency of the Transactions but not the consummation of the Transactions contemplated hereunder, including actions of suppliers, landlords, distributors, partners or Governmental Authorities (provided, that this clause (viii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution of this Agreement or the announcement or the pendency of the Merger), (ix) any changes resulting from any action required to be taken by the terms of this Agreement or at the explicit request or direction of the Company Group; or (b) has, or would reasonably be expected to, individually or in the aggregate, impair or delay the ability of the SPAC to timely perform its obligations hereunder, or to consummate the Transactions on a timely basis, including the Merger, or prevent it from performing such obligations or consummating the Transactions. Notwithstanding the foregoing, with respect to the SPAC, the amount of the SPAC Share Redemptions (or any redemption in connection with an Extension, if any) or the failure to obtain the SPAC Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the SPAC.

“SPAC Ordinary Shares” means the ordinary shares with par value of $0.0001 each of the SPAC.

75

“SPAC Rights” means the issued and outstanding rights to receive one-tenth (1/10th) of one SPAC Ordinary Share issuable pursuant to the Rights Agreement, dated September 19, 2024, between the SPAC and Continental Stock Transfer & Trust Company.

“SPAC Share Redemption” means the election of an eligible holder of SPAC Ordinary Shares (as determined in accordance with SPAC’s Governing Documents) to redeem all or a portion of the SPAC Ordinary Shares held by such holder at a per-share price, payable in cash, equal to the pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) represented by such redeemed shares (as determined in accordance with the SPAC’s Governing Documents and the Trust Agreement, as such may be amended to effect a SPAC Share Redemption).

“SPAC Shareholder Approval” means the approval by the SPAC Shareholders of the items set forth in Section 5.4(e).

“SPAC Shareholders” means holders of SPAC Ordinary Shares.

“SPAC Units” means the units issued in the IPO (including overallotment units acquired by the SPAC’s underwriter) consisting of one (1) SPAC Ordinary Share and one (1) SPAC Right.

“Sponsors” means Yawei Cao, the SPAC’s Chairman and Chief Executive Officer, and Cayson Holdings LP, a Delaware limited partnership.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax” or “Taxes” means any and all federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, escheat or unclaimed property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge of any kind whatsoever imposed by a Governmental Authority in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether disputed or not, and including any secondary Liability for any of the aforementioned.

76

“Tax Return” means any return, declaration, report, claim for refund, information return, or similar documents, and any amendment thereto, (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transactions” shall mean the Merger and the other transactions contemplated by this Agreement and the Transaction Documents.

“Transaction Documents” means each agreement, instrument or document attached hereto as an Exhibit (including but not limited to the Lock-Up Agreement, Registration Rights Agreement, Indemnification Escrow Agreement and Earnout Escrow Agreement), and the other agreements, certificates, and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Transaction Expenses” means, with regard to a Party, all fees and expenses of any of such Party incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable for director’s and officers’ liability insurance “tail” policies, or to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of such Party, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Company Group member at or after the Closing pursuant to any agreement to which any Company Group member is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions, and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on the Company, Merger Sub or the SPAC in connection with the Transactions.

“Transaction Process” means all matters relating to the review of strategic alternatives with respect to the Company Group, including matters relating to (a) the solicitation of proposals from and negotiations with third parties in connection with the disposition or sale of the Company Group or (b) the drafting, negotiation or interpretation of any of the provisions of this Agreement or the other Transaction Documents.

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

“Trust Account” means the segregated trust account established and governed by the Trust Agreement.

“U.S.” or “United States” means and refers to the United States of America.

“U.S GAAP” means generally accepted accounting principles as in effect in the United States of America.

[Signature page follows.]

77

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CAYSON ACQUISITION CORP

By:	/s/ Yawei Cao
Name:	Yawei Cao
Title:	Chairman and CEO

MANGO FINANCIAL GROUP LIMITED

By:	/s/ Cheung Kam Fai
Name:	Cheung Kam Fai
Title:	Director

MANGO TEMP LIMITED

By:	/s/ Cheung Kam Fai
Name:	Cheung Kam Fai
Title:	Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NORTH WATER INVESTMENT GROUP HOLDINGS LIMITED

By:	/s/ Cheung Kam Fai
Name:	Cheung Kam Fai
Title:	Director

[Signature Page to Agreement and Plan of Merger]